Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

EUROPEAN BIOTECH ACQUISITION CORP.

and

OCULIS SA

dated as of October 17, 2022

TABLE OF CONTENTS

Section 6.14. Brokers’ Fee	72
Section 6.15. Indebtedness	72
Section 6.16. Taxes	72
Section 6.17. Business Activities	74
Section 6.18. Stock Market Quotation	75
Section 6.19. Investigation; No Other Representations	75
Section 6.20. No Outside Reliance	75
Section 6.21. No Additional Representation or Warranties	76
Article 7 Covenants of the Company
Section 7.01. Conduct of Business	76
Section 7.02. Inspection	79
Section 7.03. Preparation and Delivery of Additional Company Financial Statements	79
Section 7.04. Affiliate Agreements	80
Section 7.05. Acquisition Proposals	80
Section 7.06. Subsidiary Member Approval	80
Section 7.07. Stock Exchange Listing of New Parent Shares	81
Section 7.08. EBAC D&O Indemnification and Insurance	81
Section 7.09. Agent Deliverables	82
Article 8 Covenants of EBAC
Section 8.01. Trust Account Proceeds and Related Available Equity	83
Section 8.02. De-Listing	83
Section 8.03. No Solicitation by EBAC	83
Section 8.04. EBAC Conduct of Business	84
Section 8.05. EBAC Public Filings	86
Section 8.06. Shareholder Litigation	86
Section 8.07. New Parent Corporate Documents	86
Section 8.08. Corporate Formation	87
Section 8.09. Agent Deliverables	97
Section 8.10. Extension of Time to Consummate a Business Combination	88
Article 9 Joint Covenants
Section 9.01. Efforts to Consummate	90
Section 9.02. Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals	91
Section 9.03. Support of Transaction	94
Section 9.04. Cooperation; Consultation	94
Section 9.05. Additional Equity Financing	95

Exhibits

Exhibit A	Form of Non-Redemption Agreement
Exhibit B	Form of Registration Rights Agreement

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of October 17, 2022 (this “Agreement”), is made and entered into by and among European Biotech Acquisition Corp., a Cayman Islands exempted company (“EBAC”) and Oculis SA, a public limited liability company (société anonyme) incorporated and existing under the laws of Switzerland (the “Company”) that is wholly and directly owned by the Company Shareholders (as defined below). EBAC and the Company are collectively referred to herein as the “Parties” and each individually referred to herein as a “Party.”

RECITALS

WHEREAS, (a) EBAC is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities and (b) New Parent (as defined below) will be a newly formed entity, wholly owned by EBAC, and formed for the purpose of this Agreement and the transactions contemplated hereby (the “Transactions”) and the other documents and the transactions contemplated thereby, including to act as the publicly traded holding company for the Company and its businesses after the Acquisition Closing (as defined below);

WHEREAS, as soon as practicable following the execution of this Agreement, (a) EBAC shall form or cause to be formed (i) Oculis Holding AG, a public limited liability company incorporated and existing under the laws of Switzerland and that will be a direct wholly owned subsidiary of EBAC (“New Parent”), (ii) a new Cayman Islands exempted company that will be a direct wholly owned subsidiary of New Parent (“Merger Sub 1”), (iii) another new Cayman Islands exempted company that will be a direct wholly owned subsidiary of New Parent (“Merger Sub 2”) and (iv) a new limited liability company (Gesellschaft mit beschränkter Haftung) incorporated and existing under the laws of Switzerland that will be a direct wholly owned subsidiary of New Parent (“Merger Sub 3”) and (b) EBAC shall cause New Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3 to become a party hereto as a “Party” and “EBAC Party” by executing a joinder agreement;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, EBAC and certain investors (the “PIPE Investors”) have entered into subscription agreements, dated on or around the date hereof (as amended or modified from time to time, the “Subscription Agreements”), pursuant to which the PIPE Investors who are parties thereto have committed, on the terms and subject to the conditions of the Subscription Agreements, to subscribe for and purchase a number of shares of EBAC Class A Common Stock (the “PIPE Shares”) equal to 6,330,391 before the First Merger Effective Time (as defined below);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor and certain of its Affiliates (as applicable) have executed and delivered to the Company a Sponsor Support Agreement, dated as of the date hereof (the “Sponsor Support Agreement”), pursuant to which the Sponsor and certain of its Affiliates (as applicable) have agreed to, among other things, on the terms, and subject to the conditions, set forth therein (i) vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby, (ii) lock up their (a) shares of EBAC Common Stock and (b) EBAC Warrants, in each case, until the consummation of the Acquisition Closing, (iii) waive certain anti-dilution adjustments and (iv) waive certain redemption rights;

WHEREAS, subject to the terms and conditions hereof and as an inducement to EBAC’s and the Company’s willingness to enter into this Agreement, certain EBAC Shareholders have entered into non-redemption agreements with EBAC and New Parent in the form attached as Exhibit A hereto (the “Non-Redemption Agreements”);

WHEREAS, as a condition and inducement to EBAC’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, certain of the Company Shareholders have executed and delivered to EBAC a Company Shareholder support agreement, dated as of the date hereof (collectively, the “Company Shareholders Support Agreement”), pursuant to which such Company Shareholder has agreed to, among other things, on the terms, and subject to the conditions, set forth therein (i) adopt this Agreement and approve and consent to the Mergers and the consummation of the Transactions, (ii) execute and deliver the exchange notice contemplated by Section 2.01, (iii) vote in favor of the Third Merger and the transactions contemplated thereby pursuant to Section 9.10 and (iv) provide a release of claims against the Company and its Subsidiaries;

WHEREAS, subject to the terms and conditions hereof, on the day before the Acquisition Closing Date (as defined below) and at the First Merger Effective Time, Merger Sub 1 will merge with and into EBAC, the separate corporate existence of Merger Sub 1 will cease and EBAC will be the surviving company and wholly owned subsidiary of New Parent (the “First Merger”);

WHEREAS, as part of the First Merger, (i) each share of EBAC Common Stock (including those held by the PIPE Investors) shall be automatically converted into one class of common stock of EBAC, as the surviving company of the First Merger (the “Surviving EBAC Shares”), (ii) each EBAC Warrant outstanding immediately prior to the First Merger Effective time will be automatically converted into warrants of EBAC, as the surviving company of the First Merger (“Surviving EBAC Warrants”) and (iii) EBAC shall deposit, or cause to be deposited, with the Exchange Agent (held solely on behalf of the holders of EBAC Common Stock and EBAC Warrants) the Surviving EBAC Shares and Surviving EBAC Warrants on the terms, and subject to the conditions set forth herein and in the Ancillary Agreements;

WHEREAS, on the day before the Acquisition Closing Date and following the First Merger Effective Time but prior to the Second Merger Effective Time (as defined below), the Exchange Agent will contribute the Surviving EBAC Shares and Surviving EBAC Warrants to New Parent (the “Exchange Agent Contribution”) in exchange for (i) New Parent Class A Shares, nominal value CHF 0.01 per share (the “New Parent Shares”) and (ii) a right to acquire New Parent Shares (each, a “New Parent Warrant”), in each case of (i) and (ii), to be held by the Exchange Agent solely on behalf of the holders of Surviving EBAC Shares and Surviving EBAC Warrants (the “New Parent Interests Consideration”);

WHEREAS, in connection with the Exchange Agent Contribution, on the day before the Acquisition Closing Date and prior to the Second Merger Effective Time, the Exchange Agent will (i) undertake to distribute the New Parent Shares as part of the New Parent Interests Consideration to the holders of Surviving EBAC Shares on the terms as further specified in Section 3.03(b) and (ii) distribute the New Parent Warrants as part of the New Parent Interests Consideration to the holders of Surviving EBAC Warrants (the “Exchange Agent Contribution Actions”);

WHEREAS, on the day before the Acquisition Closing Date and following the completion of the Exchange Agent Contribution Actions, at the Second Merger Effective Time, EBAC will merge with and into Merger Sub 2, the separate corporate existence of EBAC will cease and Merger Sub 2 will be the surviving company and remain a wholly owned subsidiary of New Parent (the “Second Merger” and, together with the First Merger, the “EBAC Mergers”);

WHEREAS, at approximately 10:00am ET on the Acquisition Closing Date, those Company Shareholders executing Company Shareholders Support Agreements and the exchange notice contemplated by Section 2.01 shall effect the Company Share Contribution (as defined below);

WHEREAS, approximately thirty (30) days after the Acquisition Closing Date, pursuant to a merger agreement to be entered into in accordance with Section 9.10, the Company will merge with and into Merger Sub 3, the separate corporate existence of the Company will cease and Merger Sub 3 will be the surviving company and remain a wholly owned subsidiary of New Parent (the “Third Merger” and together with the EBAC Mergers, the “Mergers”)

WHEREAS, the Parties intend that, for U.S. federal income Tax purposes (i) the EBAC Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986 (the “Code”) and the applicable Treasury Regulations, (ii) the Company Share Contribution and the Third Merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the applicable Treasury Regulations, (iii) with respect to each of the EBAC Mergers, the Company Share Contribution, and the Third Merger, this Agreement will constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) and for purposes of Sections 354, 361, and 368 of the Code and the applicable Treasury Regulations, and (iv) with respect to the Convertible Loans, (A) the Convertible Loans will be treated as issued solely by New

Parent after the Second Merger Effective Time but before the Company Share Contribution on the Acquisition Closing Date and not at any other time or by any other Person or entity (including, for the avoindance of doubt, the Company), (B) the Convertible Loans will not be treated as issued until the receipt by New Parent of cash to fund the Convertible Loans from the respective lender parties thereto, (C) until such time as cash to fund the Convertible Loans has been paid to New Parent, the “Escrow Agent” (as defined in the Convertible Loan Agreement) will hold any such cash on behalf of the Lenders that funded such payment, and such Lenders will be treated as the owners of such cash unless and until such cash is delivered to New Parent pursuant to the Convertible Loan Agreement (together, the “Intended Tax Treatment”);

WHEREAS, the Board of Directors of the Company has (a) determined that it is advisable for and in the best interests of the Company and its shareholders to enter into this Agreement and the other documents to which the Company is a party contemplated hereby and (b) approved the execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, the EBAC Board has (a) determined that it is advisable and in the best interests of the EBAC Parties and their shareholders for the EBAC Parties to enter into this Agreement and the other documents to which the EBAC Parties are a party contemplated hereby and consummate the transactions contemplated hereby and thereby, (b) approved the execution, delivery and performance of this Agreement and the other documents to which the EBAC Parties are a party contemplated hereby and the transactions contemplated hereby and thereby, and (c) recommended the approval and adoption of this Agreement and the other documents to which the EBAC Parties are a party contemplated hereby and the transactions contemplated hereby and thereby by the EBAC Shareholders and sole shareholder of the other EBAC Parties;

WHEREAS, in furtherance of the Transactions and in accordance with the terms hereof, EBAC shall provide an opportunity to its shareholders to have their outstanding shares of EBAC Common Stock redeemed on the terms and subject to the conditions set forth in this Agreement and EBAC’s Governing Documents (as defined below) in connection with the Transactions;

WHEREAS, at the Acquisition Closing, New Parent, the EBAC Class B Holders and certain of their respective Affiliates shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) in substantially the form attached hereto as Exhibit B (with such changes as may be mutually agreed in writing by EBAC and the Company), which shall be effective as of the Acquisition Closing; and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged and, intending to be legally bound hereby, the Parties agree as follows:

Article 1
Certain Definitions

Section 1.01.      Definitions. As used herein, the following terms shall have the following meanings:

“Acquisition Closing” has the meaning specified in Section 2.02(d).

“Acquisition Closing Date” has the meaning specified in Section 2.02(d).

“Acquisition Proposal” means, with respect to the Company and its Subsidiaries, other than the Transactions and other than the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) fifteen percent (15%) or more of the consolidated assets of the Company and its Subsidiaries or (ii) fifteen percent (15%) or more of any class of equity or voting securities of (x) the Company or (y) one (1) or more Subsidiaries of the Company holding assets or producing revenue constituting, individually or in the aggregate, fifteen percent (15%) or more of the consolidated assets or revenue of the Company and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning fifteen percent (15%) or more of any class of equity or voting securities of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets or producing revenue constituting, individually or in the aggregate, fifteen percent (15%) or more of the consolidated assets or revenue of the Company and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the sale or disposition of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets or producing revenue constituting, individually or in the aggregate, fifteen percent (15%) or more of the consolidated assets or revenue of the Company and its Subsidiaries.

“Acquisition Transactions” means the transactions contemplated by the EBAC Mergers.

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation, inquiry, proceeding or investigation by or before any Governmental Authority.

“Additional At-Risk Sponsor Shares” means 1,594,348 shares of EBAC Class B Common Stock.

“Additional At-Risk Sponsor Forfeit Amount” means a number equal to (x) the Additional At-Risk Sponsor Shares minus (y) the product of (i) the Additional At-Risk Sponsor Shares and (ii) a fraction, the numerator of which is equal to the Closing Trust Proceeds and the denominator of which is equal 25,500,000.

“Additional Proposal” has the meaning specified in Section 9.02(c).

“Additional Sponsor Incentive Shares” has the meaning specified in Section 2.02(c)(ii).

“Additional Subscription Agreement” means a subscription agreement in respect of the purchase or sale of EBAC Class A Common Stock, New Parent Shares, warrants or other securities in compliance with the exceptions set forth in Sections 7.01(k), 8.04(a)(vii) and 8.04(a)(viii).

“Adjournment Proposal” has the meaning specified in Section 9.02(c).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “Control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliate Agreements” has the meaning specified in Section 4.12(a)(vii).

“Affiliated Group” means a group of Persons that elects, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated, consolidated, combined, unitary or other group recognized by Law in respect of Tax.

“Agent” means any Placement Agent or Financial Advisor.

“Agent Deliverables” means the documents deliverable pursuant to Sections 7.09 and 8.09.

“Agreement” has the meaning specified in the Preamble hereto.

“Agreement End Date” has the meaning specified in Section 11.01(b).

“Ancillary Agreements” has the meaning specified in Section 12.10.

“Anti-Bribery Laws” means all applicable anti-corruption and bribery Laws (including, as applicable, the United Kingdom Bribery Act 2010, the U.S. Foreign Corrupt Practices Act, as amended, national laws governing bribery of private and public employees, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Anti-Money Laundering Laws” means all applicable Laws concerning or relating to the prevention of money laundering or countering the financing of terrorism, including applicable Laws governing customer due diligence, licensing and registration, financial recordkeeping, and suspicious activity reporting.

“At-Risk Sponsor Shares” means 797,174 shares of EBAC Class B Common Stock.

“Audited Financial Statements” has the meaning specified in Section 4.08(a)(i).

“Business Combination” has the meaning set forth in Article 1.1 of EBAC’s Governing Documents as in effect on the date hereof.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the Transactions), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or any other day on which commercial banks in either New York, New York, or Lausanne, Switzerland or the Governmental Authorities in the Cayman Islands (for so long as EBAC remains domiciled in Cayman Islands) are authorized or required by Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), together with all rules and regulations and guidance issued by any Governmental Authority with respect thereto.

“Cayman Companies Act” means the Companies Act (as revised) of the Cayman Islands.

“Cayman Plan of Merger” has the meaning specified in Section 2.02(b)(i).

“Change of Control” means any transaction or series of transactions (a) following which a Person or “group” (within the meaning of Section 13(d) of the Exchange Act), other than the Company and its Subsidiaries, has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in New Parent and its Subsidiaries that, in the aggregate, constitute at least 50% of the consolidated assets of New Parent (excluding any “holding company” reorganizations or similar reorganizations that do not affect the ultimate beneficial ownership of New Parent), (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which the voting securities of New Parent immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Person resulting from such combination or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (c) the result of which is a sale of all or substantially all of the assets of New Parent to any Person.

“Claim” has the meaning specified in Section 12.01.

“Closing Trust Proceeds” has the meaning specified in Section 2.02(c)(ii).

“Code” has the meaning specified in the Recitals hereto.

“Collaboration Partners” means the Company’s or its Subsidiaries’ research, development, collaboration or similar commercialization partners with respect to Products.

“Collective Bargaining Agreement” means any collective bargaining agreement or any similar labor-related agreement or arrangement with any labor or trade union, employee representative body, works council or labor organization, in each case to which the Company or its Subsidiaries is party or by which it is bound.

“Commercial Register Zug” has the meaning specified in Section 2.02(b)(ii).

“Company” has the meaning specified in the Preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Common Shares” has the meaning specified in Section 4.06(a).

“Company Consideration” has the meaning specified in Section 2.01.

“Company Cure Period” has the meaning specified in Section 11.01(f).

“Company Disclosure Letter” has the meaning specified in the introduction to Article 4.

“Company Equity Plan” means the Company’s Stock Option and Incentive Plan Regulation 2018.

“Company Equity Value” means an amount equal to (i) $208,000,000 plus (ii) the Equity Investment Amount, minus (iii) the aggregate value of the vested Company Options in accordance with Section 3.06(c).

“Company Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 4.01 (Company Organization), Section 4.03 (Due Authorization), Section 4.06(a) and (c) (Capitalization of the Company), Section 4.07(b) (Capitalization of Subsidiaries) and Section 4.16 (Brokers’ Fees).

“Company Group” has the meaning specified in Section 12.18(a).

“Company IP” means the Company Owned IP and the Company Licensed IP.

“Company IT Systems” means any and all computers, hardware, software, firmware, middleware, systems, workstations, servers, routers, hubs, switches, networks, platforms, peripherals, data communication lines, and other information technology equipment and related systems and services, and all associated documentation, in each case, that are owned or controlled by (or purported to be owned or controlled by), or licensed or leased to (or purported to be licensed or leased to), the Company or any of its Subsidiaries.

“Company Licensed IP” means any and all Intellectual Property owned by a third party and licensed or sublicensed (or purported to be licensed or sublicensed) to the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries has obtained (or purported to have obtained) a covenant not to be sued.

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (b) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of the Company to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (i) any change in applicable Laws or IFRS or any interpretation thereof following the date of this Agreement, (ii) any change in interest rates or economic, political, business or financial market conditions generally, (iii) the taking of any action required by this Agreement, (iv) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences) or change in climate, (v) any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic), or any Law or mandate, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law or directive, pronouncement or guideline or interpretation thereof after the date hereof or any material worsening of such conditions after the date hereof, (vi) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (vii) any failure of the Company to meet any projections or forecasts (provided that this clause (vii) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (viii) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third-party suppliers), (ix) the announcement of this Agreement and consummation of the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries (it being understood that this clause (ix) shall be disregarded for purposes of the representation and warranty set forth in Section 4.04 and the condition to Acquisition Closing with respect thereto), (x) any matter set forth on the Company Disclosure Letter that would not reasonably be expected to have a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (xi) any action taken by, or at the written request of, EBAC; provided, further, that any Event referred to in clauses (i), (ii), (iv), (v), (vi) or (viii) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Company Options” means each outstanding and unexercised option to purchase Company Common Shares, whether issued pursuant to the Company Equity Plan or otherwise, whether then vested or fully exercisable, granted prior to the Acquisition Closing Date to any current or former Service Provider of the Company (each such Service Provider, a “Company Optionholder”).

“Company Owned IP” means any and all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Preferred Shares” has the meaning specified in Section 4.06(a).

“Company Registered Intellectual Property” has the meaning specified in Section 4.21(a).

“Company Share Capital” has the meaning specified in Section 4.06(a).

“Company Share Contribution” has the meaning specified in Section 2.01.

“Company Shareholders” means, collectively, the holders of shares of Company Share Capital as of any applicable determination time prior to the Acquisition Closing.

“Company Shareholders Support Agreement” has the meaning specified in the Recitals hereto.

“Company Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of the Company’s financial advisors, investment banks, data room administrators, attorneys, accountants, and other advisors and service providers; (b) the filing fees incurred in connection with making any filings under Section 9.01; (c) the fees and expenses in connection with preparing and filing the Registration Statement, the Proxy Statement or the Proxy Statement/Registration Statement under Section 9.02 and obtaining approval of the Stock Exchange under Section 7.07; (d) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Company or any of its Subsidiaries to any current or former Service Provider as a result of the transactions contemplated hereby (and not tied to any subsequent event or condition, such as a termination of employment), including the employer portion of any employment or payroll Taxes arising therefrom; (e) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, by the Company or any of its Subsidiaries to any Affiliate of the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby, including fees, costs and expenses related to the termination of any Affiliate Agreement; and (f) any other fees and expenses as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby, in each case of clauses (a) through (f), solely to the extent such fees and expenses are incurred and unpaid as of the Acquisition Closing. Company Transaction Expenses shall not include any fees or expenses of the Company’s equityholders.

“Confidentiality Agreement” has the meaning specified in Section 12.10.

“Contracts” means any written contracts, agreements, subcontracts, leases, and purchase orders.

“Control” has the meaning specified in the definition of “Affiliate.”

“Convertible Loan” or “Convertible Loans” means the “Loan” or “Loans” as defined in the Convertible Loan Agreement.

“Convertible Loan Agreement” means the Convertible Loan Agreement, dated as of October 17, 2022, by and among the Company, Vischer, Earlybird Growth GmbH, Pivotal bioVenture Partners Fund I L.P., NFLS Beta Limited, and any other “Adhering Shareholders” (as defined in the Convertible Loan Agreement), including any successor or replacement agreement.

“Cooley” has the meaning specified in Section 12.18(b).

“Cooley Privileged Communications” has the meaning specified in Section 12.18(b).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associate epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any similar Law, mandate, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including the CARES Act.

“COVID-19 Reasonable Response” means any reasonable action or inaction, including the establishment of any policy, procedure or protocol, by the Company and its Subsidiaries that the Company determines in its reasonable discretion is necessary, advisable or prudent in connection with (i) mitigating the adverse effects of COVID-19 or applicable COVID-19 Measures, (ii) ensuring compliance by the Company and its Subsidiaries with COVID-19 Measures applicable to any of them and/or (iii) in respect of COVID-19, protecting the health and safety of employees or other persons with whom the Company and its Subsidiaries and their personnel come into contact with during the course of business operations.

“Davis Polk” has the meaning specified in Section 12.18(a).

“Davis Polk Privileged Communications” has the meaning specified in Section 12.18(a).

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the EBAC Disclosure Letter.

“Dollars” or “$” means lawful money of the United States; provided that any amount of currency that is calculated in accordance herewith or for purposes hereof that is not in U.S. dollars will be converted into U.S. dollars calculated using the spot currency exchange rate applicable to obligations payable in any foreign currency published by Bloomberg L.P. five (5) Business Days prior to the date hereof.

“Earnout Achievement Date” means each of the First Earnout Achievement Date, Second Earnout Achievement Date, and Third Earnout Achievement Date.

“Earnout Options" has the meaning specified in Section 3.06.

“Earnout Shares” means 4,000,000 New Parent Shares authorized for issuance by New Parent on the terms, and subject to the conditions set forth in Section 3.05.

“EBAC” has the meaning specified in the Preamble hereto.

“EBAC Articles” means the amended and restated memorandum and articles of association of EBAC, dated as of March 18, 2021, as in effect on the date of this Agreement.

“EBAC Board” means the Board of Directors of EBAC.

“EBAC Board Recommendation” has the meaning specified in Section 9.02(d).

“EBAC Class A Common Stock” means Class A ordinary shares, par value $0.0001 per share, of EBAC.

“EBAC Class B Common Stock” means Class B ordinary shares, par value $0.0001 per share, of EBAC.

“EBAC Class B Holders” means holders of shares of EBAC Class B Common Stock.

“EBAC Common Stock” means EBAC Class A Common Stock and EBAC Class B Common Stock.

“EBAC Cure Period” has the meaning specified in Section 11.01(g).

“EBAC D&O Persons” has the meaning specified in Section 7.08(a).

“EBAC Disclosure Letter” has the meaning specified in the introduction to Article 6.

“EBAC Financial Statements” means (i) the audited balance sheet as of December 31, 2021, and the related audited statements of operations, changes in shareholder’s equity and cash flows of EBAC for the period ended December 31, 2021, together with the auditor’s reports thereon, and (ii) the unaudited balance sheet as of June 30, 2022, and the related unaudited statements of operations, changes in shareholder’s deficit and cash flows of EBAC for the six months ended June 30, 2022.

“EBAC Fundamental Representations” means the representations and warranties set forth in Section 6.01 (Company Organization), Section 6.03 (Due Authorization), Section 6.13(b) and (c) (Capitalization) and Section 6.14 (Brokers’ Fees).

“EBAC Group” has the meaning specified in Section 12.18(a).

“EBAC Mergers” has the meaning specified in the Recitals hereto.

“EBAC Parties” means, collectively, EBAC and, upon execution of a joinder to this Agreement pursuant to Section 8.08(d), New Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3.

“EBAC Private Placement Warrant” means a warrant to purchase one (1) share of EBAC Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) issued to the Sponsor.

“EBAC Public Warrant” means a warrant to purchase one (1) share of EBAC Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) that was included in the units sold as part of EBAC’s initial public offering.

“EBAC SEC Filings” has the meaning specified in Section 6.06.

“EBAC Securities” has the meaning specified in Section 6.12(a).

“EBAC Share Redemption” means the election of an eligible (as determined in accordance with EBAC’s Governing Documents) holder of shares of EBAC Class A Common Stock to redeem all or a portion of the shares of EBAC Class A Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with EBAC’s Governing Documents) in connection with the Transactions.

“EBAC Share Redemption Amount” means the aggregate amount payable with respect to all EBAC Share Redemptions.

“EBAC Shareholder Approval” means the approval of those Transaction Proposals identified in clauses (i) through (iii) of Section 9.02(c) by an affirmative vote of the applicable majority of the outstanding EBAC Common Stock entitled to vote, who attend and vote thereupon (as determined in accordance with EBAC’s Governing Documents), in each case, at an EBAC Shareholders’ Meeting duly called by the EBAC Board and held for such purpose.

“EBAC Shareholders” means the shareholders of EBAC as of any applicable determination time prior to the Acquisition Closing.

“EBAC Shareholders’ Meeting” has the meaning specified in Section 9.02(c).

“EBAC Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by EBAC or its Affiliates (whether or not billed or accrued for) (A) to the extent directly arising out of the negotiation, documentation and consummation of the transactions contemplated hereby or EBAC’s initial public offering: (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements (“Expenses”) of EBAC’s financial advisors, investment banks, data room administrators, attorneys, accountants, auditors and other advisors and service providers (“Advisors”) (including any deferred underwriting commissions and placement fees incurred in connection with the PIPE Investment); (b) the filing fees incurred by EBAC in connection with making any filings under Section 9.01; (c) the fees and expenses incurred in connection with preparing and filing the Registration Statement, the Proxy Statement or the Proxy Statement/Registration Statement under Section 9.02; (d) repayment of any Working Capital Loans; and (e) any other fees and expenses to third-party advisors or third-party service providers as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby, (B) to the extent arising out of the customary operations of EBAC (as a special purpose acquisition company, including expenses related to exploration of initial business combination opportunities) and related activities, including Expenses of Advisors; and (C) to the extent arising out of the customary operations of EBAC (as a special purpose acquisition company) and related activities, including Expenses of Advisors, in each case of clauses (A) through (C), solely to the extent such fees and expenses are incurred and unpaid as of the Acquisition Closing.

“EBAC Unit” means the units issued in EBAC’s initial public offering consisting of one share of EBAC Class A Common Stock and one-third of an EBAC Warrant.

“EBAC Warrant Agreement” means the Warrant Agreement, dated as of March 15, 2021, between EBAC and Continental Stock Transfer & Trust Company, as warrant agent.

“EBAC Warrants” means the EBAC Public Warrants and the EBAC Private Placement Warrants.

“Equity Investment Agreement” means the Investment Agreement Extension, dated as of June 30, 2022, between the Company and LSP 7 Coöperatief U.A.

“Equity Investment Amount” means the aggregate proceeds received by the Company pursuant to the Equity Investment Agreement, as adjusted in accordance with Schedule 2.01 of the Company Disclosure Letter.

“Enforceability Exceptions” has the meaning specified in Section 4.03(a).

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights) and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning specified in Section 3.04(a).

“Exchange Agent Agreement” has the meaning specified in Section 3.04(a).

“Exchange Agent Contribution” has the meaning specified in the Recitals hereto.

“Exchange Agent Contribution Actions” has the meaning specified in the Recitals hereto.

“Exchange Fund” has the meaning specified in Section 3.04(a).

“Extension Proposal” has the meaning set forth in Section 6.23(a).

“Extension Proxy Statement” has the meaning set forth in Section 6.23(a).

“Extension Shareholders’ Meeting” has the meaning set forth in Section 6.23(c).

“FDCA” means the United States Federal Food, Drug and Cosmetic Act.

“Financial Advisor” means BofA Securities, Inc. in its capacity as financial advisor to the Company.

“Financial Advisor Engagement Letters” means, (i) that certain letter agreement dated as of May 27, 2022, by and between the Company and BofA Securities, Inc.; and (ii) that certain letter agreement dated as of October 16, 2022, by and between the Company and BofA Securities, Inc

“Financial Statements” has the meaning specified in Section 4.08(a)(ii).

“First Earnout Achievement Date” has the meaning set forth in Section 3.05(b).

“First Merger” has the meaning specified in the Recitals hereto.

“First Merger Effective Time” means the time at which the First Merger becomes effective pursuant to the filing and registration of the Plan of Merger with the Cayman Registrar of Companies or at such later time as may be agreed by New Parent and the Company in writing and specified in such Plan of Merger.

“Food and Drug Law” has the meaning specified in Section 4.19(a).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Government Funded IP” has the meaning specified in Section 4.21(g).

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Authorization” has the meaning specified in Section 4.05.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Materials” means any (a) pollutant, contaminant, chemical, (b) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (c) petroleum or any fraction or product thereof, (d) asbestos or asbestos-containing material, (e) polychlorinated biphenyl, (f) chlorofluorocarbons, (g) per- and polyfluoroalkyl substances (including PFAs, PFOA, PFOS, Gen X, and PFBs) and (h) other substance, material or waste, in each case of (a) - (h), which are regulated under any Environmental Law because of its dangerous or deleterious properties or characteristics or as to which liability may be imposed pursuant to Environmental Law.

“IFRS” means international financial reporting standards, consistently applied.

“Indebtedness” means, with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (c) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (d) the marked to market value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (e) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes,” except in connection with the purchase of any business, any post-Acquisition Closing payment adjustments to which the Company may become entitled to the extent such payment is determined by a final Closing balance sheet or such payment depends on the performance of such business after the Acquisition Closing, (f) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (e), and (g) all Indebtedness of another Person referred to in clauses (a) through (f) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means any and all intellectual property or proprietary rights throughout the world, including any and all United States and foreign: (i) patents, patent applications, invention disclosures, and all provisionals, non-provisionals, continuations, continuations-in-part, divisionals, reissues, renewals, re-examinations, substitutions, and extensions thereof; (ii) trademarks, logos, service marks, trade dress, trade names, service names, slogans, internet domain names, and other similar designations of source or origin, together with all goodwill symbolized by or associated with any of the foregoing; (iii) copyrights and rights in copyrightable subject matter, including such corresponding rights in software and other works of authorship; (iv) rights in algorithms, databases, compilations and data; (v) trade secrets and all rights to other confidential and proprietary information, know-how, proprietary processes, inventions (whether or not patentable or reduced to practice), discoveries, specifications, improvements, methods, formulae, models, and methodologies (“Trade Secrets”); (vi) rights of publicity and privacy, (vii) moral rights and rights of attribution and integrity; (viii) social media addresses and accounts and usernames, account names and identifiers; and (ix) all applications and registrations, and any renewals, extensions and reversions, of the foregoing.

“Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Interim Period” has the meaning specified in Section 7.01.

“Investment Company Act” means the Investment Company Act of 1940.

“IRS” means the United States Internal Revenue Service.

“JOBS Act” has the meaning specified in Section 6.07(a).

“Knowledge” or “to the knowledge” has the meaning specified in Section 1.03.

“Labor Organization” has the meaning specified in Section 4.14(a).

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries.

“Legal Proceedings” has the meaning specified in Section 4.10.

“Letter of Transmittal” has the meaning specified in Section 3.04(b).

“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, licenses, security interests, options, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

“Local Counsels” has the meaning specified in Section 12.18(a).

“Material Contracts” has the meaning specified in Section 4.12(a).

“Material Permits” has the meaning specified in Section 4.18.

“Mergers” has the meaning specified in the Recitals hereto.

“Modification in Recommendation” has the meaning specified in Section 9.02(d).

“Modification in Recommendation Notice” has the meaning specified in Section 9.02(d).

“Modification in Recommendation Notice Period” has the meaning specified in Section 9.02(d).

“New Parent” has the meaning specified in the Recitals hereto.

“New Parent Board of Directors” has the meaning specified in Section 9.08.

“New Parent Class A Shares” means Class A ordinary shares, nominal value CHF 0.01 per share of New Parent.

“New Parent Equity Incentive Plan” has the meaning specified in Section 9.07.

“New Parent Interests Consideration” has the meaning specified in the Recitals hereto.

“New Parent Organizational Documents” has the meaning specified in Section 2.02(e).

“New Parent Share Capital Increase” has the meaning specified in Section 2.02(b)(ii).

“New Parent Shares” has the meaning specified in the Recitals hereto.

“New Parent Squeeze-Out Shares” means, if applicable, a number of common shares of CHF 0.01 nominal value of New Parent to be issued in the Third Merger to Company Shareholders that do not exchange Company Share Capital for New Parent Shares pursuant to the Company Share Contribution.

“New Parent Warrant” has the meaning specified in the Recitals hereto.

“Option Exchange Ratio” shall have the meaning as set forth in Schedule 2.01 of the Company Disclosure Letter.

“Owned Real Property” means all real property owned in fee simple by the Company or any of its Subsidiaries.

“Party” and “Parties” have the meaning specified in the Preamble hereto.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with IFRS or GAAP, as applicable, (ii) Liens for Taxes (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with IFRS or GAAP, as applicable, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, individually or in the aggregate, materially impair the value or materially interfere with the present use of the Realty, (iv) with respect to any Leased Real Property, (A) the interests and rights of the respective lessors with respect thereto, including any Lien on the lessor’s interest therein and statutory landlord liens securing payments not yet due and (B) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, individually or in the aggregate, materially interfere with the current use of, or materially impair the value of, the Realty, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) reversionary rights in favor of landlords under any real property leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries and (ix) other Liens that do not materially and adversely affect (x) the value, use or operation of the asset subject thereto or (y) the operation of the businesses of the Company or any of its Subsidiaries, taken as a whole.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“PIPE Investment” means the purchase of any PIPE Shares pursuant to the Subscription Agreements and the purchase of any EBAC Class A Common Stock, warrants or other securities pursuant to any Additional Subscription Agreements.

“PIPE Investment Amount” means the aggregate proceeds actually received by EBAC prior to or substantially concurrently with the Acquisition Closing for the shares in the PIPE Investment.

“PIPE Investors” has the meaning specified in the Recitals hereto and shall include, for the avoidance of doubt, investors that are party to any Additional Subscription Agreements.

“PIPE Placement Agents” means Credit Suisse Securities (USA) LLC, Kempen & Co. USA, Inc., BofA Securities, Inc., SVB Securities LLC and Arctica Finance hf.

“PIPE Placement Agent Engagement Letters” means, collectively, (1) that certain letter agreement dated as of June 3, 2022, by and between EBAC and Credit Suisse Securities (USA) LLC, (2) that certain letter agreement dated as of June 3, 2022, by and among, among others, EBAC and Kempen & Co. USA, Inc., (3) that certain letter agreement dated as of June 3, 2022, by and between EBAC and BofA Securities, Inc., (4) that certain consent letter dated as of June 3, 2022, by and between EBAC and BofA Securities, Inc., (5) that certain letter agreement dated as of June 3, 2022, by and between EBAC and SVB Securities LLC and (6) that certain letter agreement dated as of July 15, 2022, by and between EBAC and Arctica Finance hf.

“PIPE Shares” has the meaning specified in the Recitals hereto.

“Privacy and Cybersecurity Requirements” has the meaning specified in Section 4.22(a).

“Products” means any products or services under development, developed, manufactured, performed, out-licensed, sold, distributed other otherwise made available by or on behalf of the Company or any of the Company’s Subsidiaries, from which the Company or any of the Company’s Subsidiaries has derived previously, is currently deriving or is scheduled or intends to derive, revenue from the sale or provision thereof.

“Prospectus” has the meaning specified in Section 12.01.

“Proxy Statement” means the proxy statement filed by EBAC as part of the Registration Statement with respect to the EBAC Shareholders’ Meeting for the purpose of soliciting proxies from EBAC Shareholders to approve the Transaction Proposals (which shall also provide the EBAC Shareholders with the opportunity to redeem their shares of EBAC Common Stock in conjunction with a stockholder vote on the Transactions).

“Q2 2022 Financial Statements” has the meaning specified in Section 4.08(a)(ii).

“Q3 2022 Financial Statements” has the meaning specified in Section 7.03(d).

“Realty” means, collectively, the Owned Real Property and the Leased Real Property.

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” has the meaning specified in Section 9.02(a).

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, Russia, North Korea and Syria).

“Sanctioned Person” means (i) any Person identified in any sanctions-related list of designated Persons maintained by (a) the United States (including the Department of the Treasury’s Office of Foreign Assets Control or the United States Department of State); (b) the United Kingdom; (c) any committee of the United Nations Security Council; (d) the European Union or any European Union member state; or (e) any other jurisdiction where the Company or any of its Subsidiaries operates; (ii) any Person located, organized, or resident in a Sanctioned Country; (iii) a Governmental Authority or government instrumentality of any Sanctioned Country or Venezuela; and (iv) any Person directly or indirectly owned fifty percent (50%) or more, or controlled by, or acting for the benefit or on behalf of, a Person or Persons described in clauses (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means any trade, economic or financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control or the United States Department of State) (ii) the European Union or any European Union member state, (iii) the United Nations, (iv) the United Kingdom or (v) any other jurisdiction where the Company or any of its Subsidiaries operates.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Second Earnout Achievement Date” has the meaning set forth in Section 3.05(c).

“Second Merger” has the meaning specified in the Recitals hereto.

“Second Merger Effective Time” means the time at which the Second Merger becomes effective pursuant to the filing and registration of the Plan of Merger with the Cayman Registrar of Companies or at such later time as may be agreed by New Parent and the Company in writing and specified in such Plan of Merger.

“Securities Act” means the Securities Act of 1933.

“Service Provider” means, as of any relevant time, any director, officer, employee, independent contractor or consultant of the Company or any of its Subsidiaries.

“Sponsor” means LSP Sponsor EBAC B.V. a Dutch limited liability company.

“Sponsor Incentive Shares” has the meaning specified in Section 2.02(c).

“Sponsor Nominee” has the meaning specified in Section 9.08.

“Sponsor Support Agreement” has the meaning specified in the Recitals hereto.

“Staleness Date” has the meaning specified in Section 7.03(d).

“Stock Exchange” means the Nasdaq Stock Market.

“Subscription Agreements” has the meaning specified in the Recitals hereto.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which (i) more than fifty percent (50%) of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person or (ii) such Person otherwise directs the management policies or corporate direction whether by equity ownership, contract or otherwise.

“Surviving EBAC Shares” has the meaning specified in the Recitals hereto.

“Surviving EBAC Warrants” has the meaning specified in the Recitals hereto.

“Swiss Code of Obligations” means the Swiss Federal Act on the Amendment of the Swiss Civil Code of 30 March 1911.

“Tax Grant” means any Tax exemption, Tax holiday, reduced Tax rate or other Tax benefit granted by a Governmental Authority with respect to the Company or any of its Subsidiaries that is not generally available without specific application therefor.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Tax Sharing Agreement” means any agreement or arrangement (including any provision of a Contract) pursuant to which a Person is or may be obligated to indemnify another Person for, or otherwise pay, any Tax of or imposed on any Person, or indemnify, or pay over to, another Person any amount determined by reference to actual or deemed Tax benefits, Tax assets, or Tax savings.

“Taxes” means any and all U.S. federal, state, and local and non-U.S. taxes, including all income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, ad valorem, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, estimated, and other taxes and all governmental charges, duties, fees, levies, and other similar charges in the nature of a tax, including any interest, penalty, or addition thereto.

“Terminating Company Breach” has the meaning specified in Section 11.01(f).

“Terminating EBAC Breach” has the meaning specified in Section 11.01(g).

“Third Earnout Achievement Date” has the meaning set forth in Section 3.05(d).

“Third Merger” has the meaning specified in the Recitals hereto.

“Third Merger Effective Time” means the time at which the Third Merger becomes effective pursuant to the filing and registration of the Plan of Merger in accordance with the provisions of the Swiss Code of Obligations or at such later time as may be agreed by New Parent and the Company in writing and specified in such Plan of Merger.

“Trade Secrets” has the meaning specified in the definition of “Intellectual Property.”

“Trading Day” means any day on which New Parent Shares are actually traded on the principal securities exchange or securities market on which New Parent Shares are then traded.

“Transaction Expenses” means the EBAC Transaction Expenses and the Company Transaction Expenses.

“Transaction Proposals” has the meaning specified in Section 9.02(c).

“Transactions” has the meaning specified in the Recitals hereto.

“Transfer Tax” means any direct or indirect transfer (including real estate transfer), sales, value added, use, stamp, documentary, registration, conveyance, recording, or other similar Taxes payable as a result of the consummation of the Transactions.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form).

“Trust Account” has the meaning specified in Section 12.01.

“Trust Agreement” has the meaning specified in Section 6.08.

“Trustee” has the meaning specified in Section 6.08.

“Vischer” has the meaning specified in Section 12.18(b).

“VWAP” means, for any security as of any day or multi-day period, the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. during such day or multi-day period (as applicable). If the VWAP cannot be calculated for such security for such day or multi-day period (as applicable) on any of the foregoing bases, the VWAP of such security shall be the fair market value per share at the end of such day or multi-day period (as applicable) as reasonably determined by the Board of Directors of New Parent.

“Warrant Assumption Agreement” means a Warrant Assignment and Assumption Agreement to be entered into among EBAC, New Parent and the Exchange Agent, in a form to be agreed upon among EBAC, New Parent, the Exchange Agent and the Company, to be effective upon the Acquisition Closing.

“Warrant Conversion” means the right of the EBAC Shareholders to receive a New Parent Warrant in exchange for EBAC Warrants to be transferred immediately to holders of EBAC Warrants pursuant to the Warrant Assumption Agreement, to be effective upon the Acquisition Closing.

“Working Capital Loans” means any loan made to EBAC by any of the Sponsor, an Affiliate of the Sponsor, or any of EBAC’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

Section 1.02.      Construction.

(a)            Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation”; and (vi) the word “or” shall be disjunctive but not exclusive.

(b)            Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c)            Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d)            All accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS or GAAP, as applicable.

(e)            The term “actual fraud” means, with respect to a party to this Agreement, any actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article 4, Article 5 or Article 6 (as applicable); provided that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.03 of the Company Disclosure Letter (in the case of the Company) or Section 1.03 of the EBAC Disclosure Letter (in the case of EBAC) had knowledge that a representation or warranty made by such Person pursuant to, in the case of the Company, Article 4 and Article 5 as qualified by the Company Disclosure Letter, or, in the case of EBAC, Article 6 as qualified by the EBAC Disclosure Letter, were false when made, with the intention that any of the other Parties to this Agreement rely thereon to its detriment, and such other Party actually did rely thereon to its detriment and incurred a loss as a result of such reliance.

(f)             Except as otherwise specifically provided herein, to the extent this Agreement refers to information or documents having been “made available” (or words of similar import) by or on behalf of one or more Parties to another Party hereto, such obligation shall be deemed satisfied if (i) such one or more Parties hereto or a Person acting on its behalf made such information or document available (or delivered or provided such information or document) in the electronic data rooms hosted by Intralinks, Inc. and labeled “Oculis” prior to 6:00 p.m. Eastern time on the date that is one Business Day prior to the date of this Agreement or (ii) such information or document is publicly available prior to 6:00 p.m. Eastern time on the date that is one Business Day prior to the date of this Agreement in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC and not subject to any redactions or omissions.

Section 1.03.      Knowledge. As used herein, (i) the word “knowledge” or the phrase “to the knowledge” of the Company shall mean the knowledge of the individuals identified on Section 1.03 of the Company Disclosure Letter, and (ii) the word “knowledge” or the phrase “to the knowledge” of EBAC shall mean the knowledge of the individuals identified on Section 1.03 of the EBAC Disclosure Letter.

Article 2
the Mergers; Share Contribution; Closing

Section 2.01.      The Mergers; Exchange Agent Contribution; Contribution of Company Common Shares to New Parent.

(a)            The EBAC Mergers and Exchange Agent Contribution.

(i)            Upon the terms and subject to the conditions set forth in this Agreement, on the day before the Acquisition Closing Date and at the First Merger Effective Time, Merger Sub 1 shall be merged with and into EBAC in the First Merger. Following the First Merger, the separate corporate existence of Merger Sub 1 shall cease and EBAC shall continue as the surviving company.

(ii)            Upon the terms and subject to the conditions set forth in this Agreement, as part of the First Merger, EBAC shall deposit, or cause to be deposited, with the Exchange Agent (held solely on behalf of the holders of EBAC Common Stock and EBAC Warrants) the Surviving EBAC Shares and Surviving EBAC Warrants.

(iii)            Upon the terms and subject to the conditions set forth in this Agreement, on the day before the Acquisition Closing Date and following the First Merger Effective Time but prior to the Second Merger Effective Time the Exchange Agent shall effect the Exchange Agent Contribution, and immediately thereafter shall perform the Exchange Agent Contribution Actions.

(iv)            Upon the terms and subject to the conditions set forth in this Agreement, on the day before the Acquisition Closing Date and at the Second Merger Effective Time, which shall be approximately 30 minutes after the First Merger Effective Time, EBAC shall be merged with and into Merger Sub 2 in the Second Merger. Following the Second Merger, the separate corporate existence of EBAC shall cease and Merger Sub 2 shall continue as the surviving company. Following the consummation of the EBAC Mergers, all New Parent Shares shall be of the same class of shares and consist only of New Parent Class A Shares. Following the Acquisition Closing, Merger Sub 2 shall be liquidated, and its assets shall be distributed in the framework of the liquidation procedure to New Parent.

(b)            Company Share Contribution.

(i)            As soon as reasonably practicable following the date hereof, the Company shall cause the Company Shareholders to sign an exchange notice, pursuant to which such Company Shareholders agree, subject to the substantially concurrent satisfaction or waiver of all of the conditions set forth in Article 10 of this Agreement, to transfer, assign and surrender to the Exchange Agent all Company Share Capital held by such Company Shareholder free and clear of all

Liens (other than general restrictions on transfer under applicable securities Laws or the articles of association of the Company), in exchange for New Parent Shares on the terms, and subject to the conditions set forth in this Agreement, including the Company Share Contribution ratios set forth in Schedule 2.01 of the Company Disclosure Letter. All such transferring Company Shareholders authorize the Exchange Agent as its lawful attorney-in-fact to do any and all things and to take any and all actions reasonably necessary to effect the exchange of Company Share Capital into New Parent Shares. All such transferring Company Shareholders shall undertake all such further steps, including executing an ad hoc contribution agreement, as are necessary to effect the contribution of the full legal and beneficial ownership of the applicable Company Share Capital to New Parent (and, in exchange, New Parent shall issue New Parent Shares to Company Shareholders, the “Company Share Contribution”) (the number of New Parent Shares so issued, the “Company Consideration”). The aggregate value of the Company Consideration shall be deemed to be equal to the Company Equity Value, and shall be subscribed for by the Company Shareholders at a value of $10.00 per New Parent Share. For the avoidance of doubt, any New Parent Shares to be issued as Company Consideration to the Company Shareholders shall be of the same class, with equal rights and privileges, as any New Parent Shares to be issued as part of the New Parent Interests Consideration to the EBAC Shareholders and PIPE Investors.

(ii)            At approximately 10:00 am ET on the Acquisition Closing Date, such transferring Company Shareholders and New Parent shall consummate the Company Share Contribution.

(c)            The Third Merger. Upon the terms and subject to the conditions set forth in this Agreement and as an integrated part of the Transactions, approximately thirty (30) days after the Acquisition Closing Date and at the Third Merger Effective Time, the Company shall be merged with and into Merger Sub 3 in the Third Merger. Following the Third Merger, the separate corporate existence of the Company shall cease, and Merger Sub 3 shall continue as the surviving company.

Section 2.02.      Effective Times; Sponsor Forfeiture; Closings.

(a)            First Merger and Second Merger. Subject to the satisfaction or waiver of all of the conditions set forth in Article 10 of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Acquisition Closing Date, the Parties shall cause the First Merger and Second Merger to be consummated by filing with the Cayman Registrar of Companies a Plan of Merger (the “Cayman Plan of Merger”), duly executed and completed in accordance with the relevant provisions of the Cayman Companies Act.

(b)            First Merger Capital Increase by New Parent. New Parent shall undertake all corporate steps required to increase its share capital to reflect the issuance of the New Parent Shares to be transferred to (i) the Exchange Agent (held solely on behalf of the holders of Surviving EBAC Shares, including the PIPE Investors) in connection with the distribution of New Parent Shares as part of the New Parents Interests Consideration to such holders following the Exchange Agent Contribution in accordance with the Exchange Agent Contribution Actions performed prior to the consummation of the transactions contemplated by the Second Merger and (ii) the Company Shareholders in connection with the Company Share Contribution (together, clauses (i) and (ii), the “New Parent Share Capital Increase”) and to register on the Acquisition Closing Date in one single application the New Parent Share Capital Increase in the Commercial Register of the Canton of Zug, Switzerland (“Commercial Register Zug”), which registration shall be made using the express procedure allowing for same-day registration (Hyperexpressverfahren). Upon registration of the New Parent Share Capital Increase in the Commercial Register Zug pursuant to this Section 2.02(b), New Parent shall issue to (x) the Exchange Agent, New Parent Shares to be distributed to holders of Surviving EBAC Shares following the consummation of the Exchange Agent Contribution and in accordance with the Exchange Agent Contribution Actions performed prior to the consummation of the transactions contemplated by the Second Merger and (y) to the Company Shareholders, the New Parent Shares constituting the Company Consideration for the Company Share Contribution on the terms, and subject to the conditions of, this Agreement and the Ancillary Agreements. Unless otherwise agreed by New Parent and the relevant recipient of the New Parent Shares, all New Parent Shares shall be uncertificated, with record ownership reflected on the books and records of New Parent. Immediately following the New Parent Share Capital Increase, the Exchange Agent and the Company Shareholders shall hold all New Parent Shares, with the exception of any New Parent Shares held by New Parent as treasury shares, and immediately thereafter, the New Parent Shares as part of the New Parent Interests Consideration shall be delivered by the Exchange Agent to the EBAC Shareholders, including the PIPE Investors.

(c)            Sponsor Forfeiture Events.

(i)            All of the At-Risk Sponsor Shares are hereby forfeited for no consideration, contingent upon the consummation of the Acquisition Closing; provided, that the number of At-Risk Sponsor Shares forfeited pursuant to this Section 2.02(c)(i) is reduced by the number of At-Risk Sponsor Shares that the Sponsor or its affiliates has agreed to transfer to any EBAC Shareholder in connection with such EBAC Shareholder’s execution of a Non-Redemption Agreement (the “Sponsor Incentive Shares”); provided, further, that the number of Sponsor Incentive Shares granted to any EBAC Shareholder does not exceed ten percent (10%) of the number of shares of EBAC Class A Common Stock owned or controlled by such EBAC Shareholder as of the date of the appliable Non-Redemption Agreement.

(ii)            Notwithstanding anything to the contrary herein, if, as of the Acquisition Closing Date, (A) the amount of cash or cash equivalents available in the Trust Account following the EBAC Shareholders’ Meeting (after deducting the amount required to satisfy the EBAC Share Redemption Amount but before payment of any Company Transaction Expenses or EBAC Transaction Expenses);

plus (B) the PIPE Investment Amount actually received by New Parent (or other financing, including through a convertible loan, in connection with the Acquisition Transactions) prior to or substantially concurrently with the Acquisition Closing from a PIPE Investor or other investor that in either case has been introduced to the Company following the date hereof by the Sponsor or its affiliates as set forth on Section 2.02(c)(i) of the EBAC Disclosure Letter (which, subject to the Company’s prior approval (not to be unreasonably withheld, conditioned or delayed), schedule EBAC may update from time to time after the date hereof) (collectively, the “Closing Trust Proceeds”) is less than $25,500,000, then a number of Additional At-Risk Sponsor Shares equal to the Additional At-Risk Sponsor Forfeit Amount shall be forfeited for no consideration concurrently with the consummation of the Company Share Contribution; provided, that the number of Additional At-Risk Sponsor Shares forfeited pursuant to this Section 2.02(c)(ii) shall be reduced by the number of Additional At-Risk Sponsor Shares to be transferred by the Sponsor or its affiliates (such transfer as reasonably evidenced to the Company) to any EBAC Shareholder in connection with a Non-Redemption Agreement or similar arrangement executed after the date of this Agreement (the “Additional Sponsor Incentive Shares”); provided, further, that the number of Additional Sponsor Incentive Shares that may be granted to any EBAC Shareholder shall not exceed ten percent (10%) of the number of shares of EBAC Class A Common Stock owned or controlled by such EBAC Shareholder as of the date of such Non-Redemption Agreement or similar arrangement.

(d)            Closings. On the next Business Day (unless otherwise agreed between EBAC and the Company) following the date which is three (3) Business Days after the date on which all conditions set forth in Article 10 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Acquisition Closing (as defined below), but subject to the satisfaction or waiver thereof) or such other time and place as EBAC and the Company may mutually agree in writing, the closing of the First Merger, Second Merger and Company Share Contribution (collectively, the “Acquisition Closing”) shall take place electronically through the exchange of documents via email. The date on which the Acquisition Closing is completed is referred to herein as the “Acquisition Closing Date.” The New Parent Share Capital Increase shall be made contemporaneously with the filing of the Cayman Plan of Merger.

(e)            Effects of the EBAC Mergers and New Parent Capital Increase. The EBAC Mergers shall have the effects set forth in this Agreement and the Cayman Companies Act, and the New Parent Share Capital Increase shall have the effect set forth in the Swiss Code of Obligations. Without limiting the generality of the foregoing and subject thereto, by virtue of the (i) First Merger and without further act or deed, at the First Merger Effective Time, all of the property, rights, privileges, powers and franchises of Merger Sub 1 shall vest in EBAC, as the surviving company of the First Merger, and all of the debts, liabilities and duties of Merger Sub 1 shall become the debts, liabilities and duties of EBAC and (ii) Second Merger and without further act or deed, at the Second Merger

Effective Time, all of the property, rights, privileges, powers and franchises of EBAC shall vest in Merger Sub 2, as the surviving company of the First Merger, and all of the debts, liabilities and duties of EBAC shall become the debts, liabilities and duties of Merger Sub 2.

(f)             Articles of Association of New Parent. In connection with the Acquisition Transactions, on the Acquisition Closing Date, New Parent will take all requisite action to adopt the articles of association (the “New Parent Organizational Documents”) amended in accordance with their terms and Swiss Law.

(g)            Directors and Officers of the Surviving Company. Persons constituting the directors and officers of Merger Sub 2 prior to the Second Merger Effective Time shall continue to be the directors and officers of Merger Sub 2 following the consummation of the EBAC Mergers until the earlier of their resignation or removal or until their respective successors are duly appointed.

Section 2.03.      Closing Deliverables.

(a)            At the Acquisition Closing, the Company will deliver or cause to be delivered:

(i)            to EBAC, a certificate signed by an executive officer of the Company, dated as of the Acquisition Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.02(a), Section 10.02(b) and Section 10.02(c) have been fulfilled; and

(ii)            to EBAC, the Registration Rights Agreement, duly executed by certain Affiliates of the Company party thereto.

(b)            At the Acquisition Closing, EBAC will deliver or cause to be delivered:

(i)            to the Company, a certificate signed by an officer of EBAC, dated as of the Acquisition Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.03(a) through Section 10.03(d) have been fulfilled;

(ii)            to the Company, the Registration Rights Agreement, duly executed by the EBAC Class B Holders and New Parent; and

(iii)            to the Company, the written resignations of all of the directors and officers of EBAC and New Parent, effective as of the Second Merger Effective Time.

Article 3
Effects of the Merger on EBAC Securities

Section 3.01.      Conversion of Securities. Treatment of Securities of EBAC in the First Merger. At the First Merger Effective Time, by virtue of the Merger and without any action on the part of EBAC, Merger Sub 1, New Parent or the holder of any shares of capital stock of any of the foregoing:

(a)            EBAC Units. Each EBAC Unit outstanding immediately prior to the First Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one share of EBAC Class A Common Stock and one-third of an EBAC Warrant in accordance with the terms of the applicable EBAC Unit, which underlying shares of EBAC Class A Common Stock and EBAC Warrants shall be adjusted in accordance with the applicable terms of this Section 3.01.

(b)            EBAC Capital Stock. Immediately following the separation of each EBAC Unit in accordance with Section 3.01 and in connection with the First Merger, the shares of EBAC Common Stock shall be automatically converted into the Surviving EBAC Shares, and in connection therewith, EBAC shall deposit, or cause to be deposited, each Surviving EBAC Share with the Exchange Agent (solely on behalf of the EBAC Shareholders, including the PIPE Investors). As of the First Merger Effective Time, each EBAC Shareholder shall cease to have any other rights in and to EBAC and each share of EBAC Class A Common Stock issued and outstanding immediately prior to the First Merger Effective Time shall automatically be cancelled and cease to exist.

(c)            Exchange of EBAC Warrants. Each EBAC Warrant outstanding immediately prior to the First Merger Effective Time shall, at the First Merger Effective Time, be automatically converted into the Surviving EBAC Warrants and such Surviving EBAC Warrants shall be deposited with the Exchange Agent (solely on behalf of the holders of EBAC Warrants) in exchange for the right of each holder of EBAC Warrants to receive New Parent Warrants pursuant to the Warrant Conversion on the terms, and subject to the conditions of, the Warrant Assumption Agreement. Each EBAC Warrant outstanding immediately prior to the First Merger Effective Time shall, at the First Merger Effective Time, cease to be a warrant with respect to EBAC Common Stock and shall be assumed by New Parent pursuant to the Warrant Assumption Agreement on substantially the same terms as were in effect immediately prior to the Merger Effective Time under the terms of the EBAC Warrant Agreement (including any repurchase rights and cashless exercise provisions). EBAC and New Parent shall take all lawful action to effect the aforesaid provisions of this Section 3.01, including entering into the Warrant Assumption Agreement.

(d)            New Parent Shares Held by EBAC. The New Parent Shares held by EBAC shall be cancelled for no consideration immediately prior to the implementation of the Second Merger.

(e)            EBAC Treasury Stock. Notwithstanding clause (a) above or any other provision of this Agreement to the contrary, if there are any shares of EBAC Common Stock that are owned by EBAC as treasury stock or any EBAC Common Stock owned by any direct or indirect Subsidiary of EBAC immediately prior to the First Merger Effective Time, such EBAC Common Stock shall be cancelled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

(f)             EBAC Redeeming Shares. Notwithstanding clause (a) above or any other provision of this Agreement to the contrary, if there are any shares of EBAC Common Stock that are required to be redeemed pursuant to the EBAC Share Redemption, such EBAC Common Stock shall not be exchanged pursuant to clause (a) above but shall, immediately prior to the First Merger Effective Time, be cancelled and shall cease to exist and shall thereafter be redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, EBAC’s Governing Documents, the Trust Agreement and the Proxy Statement.

Section 3.02.      Equitable Adjustments. If, between the date of this Agreement and the First Merger Effective Time, the outstanding shares of any class or series of Company Share Capital or EBAC Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then, without duplication, any number, value (including dollar value) or amount contained herein which is based upon the number of shares of any class or series of Company Share Capital or EBAC Common Stock will be appropriately adjusted to provide to the holders of Company Share Capital and the holders of EBAC Common Stock the same economic effect as contemplated by this Agreement; provided, however, that this Section 3.02 shall not be construed (i) to permit any party to take any action with respect to its respective securities that is prohibited by the terms and conditions of this Agreement or would reasonably be expected to prevent, impair or impede the Intended Tax Treatment or (ii) to apply to any adjustment made with respect to the New Parent Warrants in the Warrant Conversion.

Section 3.03.      Delivery of Shares.

(a)            Prior to the First Merger Effective Time, New Parent, the Company and EBAC shall, with the Company’s prior consent, (i) appoint a Person authorized to act as exchange agent in connection with the Transactions, which Person shall be selected by New Parent, the Company and EBAC (the “Exchange Agent”) and shall act on behalf of the Company and the Company Shareholders and on behalf of EBAC and holders of the Surviving EBAC Shares and Surviving EBAC Warrants, as the case may be, and (ii) enter into an exchange agent agreement with the Exchange Agent reasonably acceptable to New Parent, the Company and EBAC for the purpose of, among other things, (A) contributing the Surviving EBAC Shares and Surviving EBAC Warrants to New Parent in exchange for New Parent Shares and New Parent Warrants, (B) effecting the distribution of such New Parent Shares and New Parent Warrants to the holders of Surviving EBAC Shares (including the PIPE Investors) and Surviving EBAC Warrants,

(C) exchanging the Company Share Capital for New Parent Shares and (D) effecting the distribution of such New Parent Shares to the Company Shareholders, all in accordance with this Agreement (the “Exchange Agent Agreement”). New Parent Shares deposited with the Exchange Agent shall be referred to as the “Exchange Fund.”

(b)            As soon as reasonably practicable after the registration of the New Parent Share Capital Increase with the Commercial Register Zug, the Exchange Agent shall mail or otherwise deliver to (i) each holder of record of EBAC Common Stock who has the right to receive the New Parent Shares delivered by the Exchange Agent as part of the New Parent Interests Consideration hereunder and (ii) each Company Shareholder who has the right to receive the New Parent Shares delivered by the Exchange Agent as part of the Company Consideration hereunder, a letter of transmittal in customary form to be approved by New Parent, the Company and EBAC (such approval not to be unreasonably withheld, conditioned, or delayed) prior to the Acquisition Closing (the “Letter of Transmittal”), which shall be in such form and have such other customary provisions as New Parent, the Company and EBAC may reasonably specify. In the event a holder of EBAC Common Stock or a Company Shareholder does not deliver to the Exchange Agent a duly executed and completed Letter of Transmittal, where applicable, such Person shall not be entitled to receive such uncertificated New Parent Shares as part of the New Parent Interests Consideration unless and until such Person delivers a duly executed and completed Letter of Transmittal, as applicable, to the Exchange Agent. Each uncertificated share of EBAC Common Stock (and each resulting Surviving EBAC Share) or uncertificated share of Company Share Capital represents only the right to receive, upon compliance with these requirements, the New Parent Shares as part of the New Parent Interests Consideration or as part of the Company Consideration in accordance with this Agreement.

(c)            If applicable, upon receipt of a Letter of Transmittal duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by New Parent, the holder of such EBAC Common Stock (and resulting Surviving EBAC Shares) or the Company Shareholder shall be entitled to receive, pursuant to the terms of this Agreement, in exchange therefor the New Parent Shares as part of the New Parent Interests Consideration or as part of the Company Consideration in book-entry form. Until surrendered as contemplated by this Section 3.03(c), each EBAC Common Stock (and resulting Surviving EBAC Shares) or share of Company Share Capital shall be deemed to represent only the right to receive upon such surrender the New Parent Shares as part of the New Parent Interests Consideration or as part of the Company Consideration which the holders of Surviving EBAC Shares or the Company Shareholder were entitled to receive in respect of such shares pursuant to the terms of this Article 3.

(d)            Immediately after registration of the New Parent Share Capital Increase with the Commercial Register Zug, without any action of the EBAC Shareholders and the Company Shareholder, (x) New Parent, the Company and EBAC shall cause the Exchange Agent to deliver to the Depository Trust Company book-entry shares representing the New Parent Shares to be issued as part of the New Parent Interests Consideration and as part of the Company Consideration and (y) all Surviving EBAC Warrants held by New Parent will be cancelled for no consideration;

(e)            All New Parent Shares distributed by the Exchange Agent upon the surrender of EBAC Common Stock or shares of Company Share Capital in accordance with the terms of this Article 3 shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such EBAC Common Stock (and resulting Surviving EBAC Shares) or shares of Company Share Capital, as applicable, and there shall be no further registration of transfers on the stock transfer books of EBAC of the shares of EBAC Common Stock or the Company of the shares of Company Share Capital that were issued and outstanding immediately prior to the First Merger Effective Time. From and after the First Merger Effective Time, holders of EBAC Common Stock shall cease to have any rights as shareholders of EBAC, except as provided in this Agreement or by applicable Law.

(f)             Any portion of the Exchange Fund payable to EBAC Shareholders as part of the New Parent Interests Consideration that remains unclaimed by the holders of EBAC Common Stock who were entitled to receive a portion of the Exchange Fund in accordance with Section 2.02 and this Section 3.03 twelve (12) months after the Acquisition Closing Date shall be returned to New Parent for no consideration and any such holder of EBAC Common Stock who has not received its portion of the Exchange Fund in accordance with Section 2.02 and this Section 3.03 prior to that time, shall thereafter look only to New Parent (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for the delivery of the New Parent Shares to which they are entitled, subject to New Parent receiving a Letter of Transmittal duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by New Parent. Notwithstanding the foregoing, New Parent shall not be liable to any holder or former holder of EBAC Common Stock for any amounts paid to any Governmental Authority pursuant to applicable abandoned property, escheat or similar Laws. Any New Parent Shares remaining unclaimed by holders of EBAC Common Stock twenty-four (24) months after the Acquisition Closing Date shall become, to the extent permitted by applicable Law, the property of New Parent free and clear of any claims or interest of any Person previously entitled thereto and New Parent.

Section 3.04.      Withholding. Notwithstanding any other provision to this Agreement, each of the Parties, their respective Affiliates, and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld from the making of such payments under applicable Law. In the event that any Person reasonably determines in good faith that any payment hereunder in subject to deduction or withholding (other than compensatory payments to employees of the Company or any of its Subsidiaries), such Person shall use commercially reasonable efforts to (a) notify the Company as soon as is reasonably practicable after such determination and (b) cooperate with the Company and its shareholders to reduce or eliminate any applicable deduction or withholding. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (i) timely remitted to the appropriate Governmental Authority and (ii) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.05.      Earn Out Shares.

(a)               Subject to and conditioned upon the occurrence of the Acquisition Closing, New Parent shall issue the Earnout Shares to the Company Shareholders in accordance with the Company Share Contribution ratios set forth in Schedule 2.01 of the Company Disclosure Letter,which shall initially be unvested and shall be subject to the following transfer restrictions, vesting and forfeiture provisions:

(i)                 If, at any time during the five (5) years following the Acquisition Closing Date (the “Vesting Period”), the VWAP of New Parent Shares is greater than or equal to $15.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “First Earnout Achievement Date”), then 1,500,000 Earnout Shares; minus any Earnout Options granted in replacement of vested Company Options pursuant to Section 3.06, shall automatically become vested, shall no longer be subject to forfeiture the transfer restrictions provided for in Section 3.05(d).

(ii)              If, at any time during the Vesting Period, the VWAP of New Parent Shares is greater than or equal to $20.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “Second Earnout Achievement Date”), then an additional 1,500,000 Earnout Shares; minus any Earnout Options granted in replacement of vested Company Options pursuant to Section 3.06, shall automatically become vested, shall no longer be subject to forfeiture the transfer restrictions provided for in Section 3.05(d).

(iii)            If, at any time during the Vesting Period, the VWAP of New Parent Shares is greater than or equal to $25.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “Third Earnout Achievement Date”), then the remaining 1,000,000 Earnout Shares; minus any Earnout Options granted in replacement of vested Company Options pursuant to Section 3.06, shall automatically become vested, shall no longer be subject to forfeiture the transfer restrictions provided for in Section 3.05(d).

(b)               For the avoidance of doubt, the Earnout Shares shall be entitled to vesting described in Section 3.05(a)(i), Section 3.05(a)(ii) and Section 3.05(a)(iii), respectively, only upon the occurrence of the respective Earnout Achievement Date; provided, however, that each such date shall only occur once, if at all, and in no event shall such Company Shareholders be collectively entitled to receive more than an aggregate of 4,000,000 shares of New Parent Shares as Earnout Shares; minus any Earnout Options granted in replacement of vested Company Options pursuant to Section 3.06.

(c)               The Earnout Shares that do not vest in accordance with Section 3.05(i), Section 3.05(ii) and Section 3.05(iii) during the Vesting Period shall automatically be forfeited by the Company Shareholders back to New Parent for no consideration and without any encumbrance, third party right, further right, obligation or liability of any kind or nature on the part of New Parent or any of the Company Shareholders. New Parent shall pay any stamp, transfer, documentary or similar taxes imposed upon the forfeiture of any Earnout Shares. Similarly, any Earnout Options that do not vest in accordance with Section 3.05(i), Section 3.05(ii) and Section 3.05(iii) during the Vesting Period shall automatically expire.

(d)               For the avoidance of doubt, it is understood and agreed that the Earnout Shares shall not be entitled to vote on matters submitted to the holders of New Parent Shares for approval or be entitled to receive dividends or distributions in respect of the New Parent Shares, if any, until such Earnout Shares vest pursuant to Section 3.05(a)(i), Section 3.05(a)(ii), Section 3.05(a)(iii) or Section 3.05(e) and may not be offered, sold, transferred, redeemed, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) by such Person or be subject to execution, attachment or similar process without the consent of New Parent, and shall bear a customary legend with respect to such transfer restrictions. Any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of such Earnout Shares shall be null and void; provided, that, notwithstanding the foregoing, transfers, assignments and sales by the holders of the Earnout Shares are permitted (i) in the case of a holder who is an individual, by bona fide gift to a member of such holder’s immediate family or to a trust created and controlled by such holder, the beneficiary of which is a member of one of the individual’s immediate family, an Affiliate of such person or to a charitable organization; (ii) in the case of a holder who is an individual, by virtue of laws of descent and distribution upon death of the individual; (iii) in the case of a holder who is an individual, pursuant to a qualified domestic relations order; (iv) to New Parent for a price not exceeding the nominal value of such Earnout Shares; and (v) in the event of completion of a liquidation, merger, share exchange or other similar transaction which results in all of New Parent shareholders having the right to exchange their New Parent Shares for cash, securities or other property subsequent to the completion of the Transactions; provided, however, that in the case of clauses (i) through (iii) these permitted transferees must enter into a written agreement agreeing to be bound by the restrictions herein.

(e)               In the event that there is a Change of Control during the Vesting Period, to the extent an applicable Earnout Achievement Date has not already occurred, each respective Earnout Achievement Date shall be deemed to occur on the day prior to the closing of such Change of Control, and (A) all Earnout Shares shall automatically become vested on the date prior to the closing of such Change of Control (to the extent such Earnout Shares has not previously been issued) and (B) thereafter, the obligations in this Section 3.05 shall terminate and no longer apply.

(f)                The New Parent Shares price targets set forth in this Section 3.05 shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to the New Parent Shares occurring on or after the Acquisition Closing (other than the Transactions).

Section 3.06.      Treatment of Company Options.

(a)               At the Acquisition Closing, all of the Company Options outstanding and unexercised immediately prior to the Acquisition Closing, automatically and without any action on the part of any Company Optionholder or beneficiary thereof, will be assumed by New Parent and each such Company Option shall be replaced by a stock option (each, a “Converted Option”) to purchase New Parent Shares and the option to acquire Earnout Shares (each, an “Earnout Option”) at the same proportion as a holder of Company Common Shares receives New Parent Shares and Earnout Shares pursuant to Schedule 2.01 of the Company Disclosure Letter.

(b)               Each such Converted Option as so assumed and replaced shall continue to have and be subject to substantially the same terms and conditions (other than the vesting and transfer restrictions applicable to each Earnout Option) as were applicable to such Company Option immediately before the Acquisition Closing (including vesting (if applicable), expiration date and exercise provisions), except that, as of the Acquisition Closing, each such Converted Option as so assumed and replaced shall be exercisable for that number of New Parent Shares and Earnout Shares determined by multiplying the number of Company Common Shares subject to such Company Option immediately prior to the Acquisition Closing by the Option Exchange Ratio, which product shall be mathemathically rounded to the nearest whole number of shares at a per share exercise price determined by dividing the per share exercise price of such Company Option immediately prior to the Acquisition Closing by the Option Exchange Ratio, which quotient shall be mathematically rounded to the nearest whole cent; provided, that the exercise price and the number of New Parent Shares purchasable under each Converted Option shall, in the case of any Company Option to which Section 409A of the Code applies, be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder; provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of New Parent Shares purchasable under such Converted Option shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code; provided, that the exercise price shall not be lower than CHF 0.01. As of the Acquisition Closing, all Company Options shall no longer be outstanding and each holder of Converted Options shall cease to have any rights with respect to such Company Options, except as set forth in this Section 3.06. For any unvested Company Option, the Company may replace any Earnout Option with another option of economically similar value.

(c)               Solely for purposes of determining the Company Equity Value (as defined herein), all Company Options that are vested and not exercised at the Acquisition Closing Date shall be treated as if they had been exercised on a cashless basis. The value of the total number of Company Common Shares resulting from such deemed cashless exercise, as determined in accordance with Section 2.01 of the Disclosure Letter, shall be deducted from determining the Company Equity Value in accordance with the definition thereof for purposes of calculating the number of New Parent Shares to be issued to the Company Shareholders.

(d)               Notwithstanding anything to the contrary herein, absent the exercise of a vested Company Option, no New Parent Share shall be issued to Company Optionholders and all vested Company Options shall be replaced by vested New Parent Options and Earnout Options which reflect economically the terms of replaced vested Company Options as outlined in this Section 3.05. For the avoidance of doubt, this Section 3.05 shall not create any rights to any Company Optionholder.

Article 4
Representations and Warranties of the Company

Except as set forth in the disclosure letter delivered to EBAC by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 12.09, qualifies the correspondingly numbered and lettered representations in this Article 4), the Company represents and warrants to EBAC as follows:

Section 4.01.      Company Organization. The Company has been duly incorporated and is validly existing as a public limited liability company (société anonyme) incorporated and existing under the laws of Switzerland and has all power and authority necessary to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company as previously made available by or on behalf of the Company to EBAC, are true, correct and complete. The Company is lawfully licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing has not been, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.02.      Subsidiaries. A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 4.02 of the Company Disclosure Letter. All Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Subsidiaries of the Company, in each case, as amended to the date of this Agreement, have been previously made available to EBAC by or on behalf of the Company. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.03.      Due Authorization.

(a)            The Company has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of the Company, and no other company or corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby. This Agreement has been, and on or prior to the Acquisition Closing, the other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company and this Agreement constitutes, and on or prior to the Acquisition Closing, the other documents to which the Company is a party contemplated hereby will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (the “Enforceability Exceptions”).

(b)            On or prior to the date of this Agreement, the Board of Directors of the Company has duly adopted resolutions (i) determining that this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, the Company and its shareholders, as applicable, (ii) approving the transfer of the Company Common Shares to New Parent, and (iii) authorizing and approving the execution, delivery and performance by the Company of this Agreement, the Transactions and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby. No other corporate action is required on the part of the Company or any of its shareholders to enter into this Agreement or the other documents to which the Company is a party contemplated hereby or to approve the transactions contemplated hereby and thereby. The Governing Documents of the Company have been duly and validly approved in accordance with applicable Law.

Section 4.04.      No Conflict. Subject to the receipt of the Governmental Authorizations set forth in Section 4.05 of the Company Disclosure Letter and except as set forth on Section 4.04 of the Company Disclosure Letter, the execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the Transactions and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under, the Governing Documents of the Company or any of its Subsidiaries, (b) violate or conflict with any provision of, or result in the breach of, or default under, any Law, License or Governmental Order applicable to the Company or any of its Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing which (i) has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement or (ii) would not be, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.05.      Governmental Authorities; Consents. No action by, notice, consent, approval, waiver or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company or its Subsidiaries with respect to the Company’s execution, delivery and performance of this Agreement and the other Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby (each, a “Governmental Authorization”), except for (i) the filings and approvals set forth in Section 4.05 of the Company Disclosure Letter, (ii) the filing with the SEC of (A) the Registration Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of the Stock Exchange to permit New Parent Shares to be issued in accordance with this Agreement to be listed on the Stock Exchange, (iv) filing of the Cayman Plan of Merger and, if applicable, the plan of merger under the applicable law of the Swiss Code of Obligations, as appropriate, (v) such filings with the relevant Swiss commercial register as per Section 2.02(b), Section 8.07 or Section 9.10 or (vi) any actions, notices, consents, approvals, waiver or authorizations, designations, declarations or filings, the absence of which has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.06.      Capitalization of the Company.

(a)            The issued share capital of the Company consists of CHF 1,690,661.40, divided into (i) 3,402,771 registered shares with a nominal value of CHF 0.10 each (the “Company Common Shares”), (ii) 1,623,793 registered Series A preferred shares (the “Series A Preferred Shares”) with a nominal value of CHF 0.10 each, (iii) 2,486,188 registered Series B-1 preferred shares (the “Series B-1 Preferred Shares”) with a nominal value of CHF 0.10 each, (iv) 2,705,324 registered Series B-2 preferred shares (the “Series B-2 Preferred Shares”) with a nominal value of CHF 0.10 each, (v) 5,699,813 registered Series C-1(a) preferred shares (the “Series C-1(a) Preferred Shares”) with a nominal value of CHF 0.10 each and (vi) 197,745 registered Series C-1(b) preferred shares (the “Series C-1(b) Preferred Shares”) with a nominal value of CHF 0.50 each (collectively, the Series A Preferred Shares, the Series B-1 Preferred Shares, the Series B-2 Preferred Shares, the Series C-1(a) Preferred Shares and the Series C-1(b) Preferred Shares, the “Company Preferred Shares” and, together with the Company Common Shares, “Company Share Capital”), and there are no other authorized Equity Securities of the Company that are issued and outstanding. All of the issued and outstanding shares of Company Share Capital (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound (other than the Company's shareholders' agreement dated April 1, 2021 (and any prior version thereof)); (iv) are fully vested and nonforfeitable; and (v) are free and clear of any Liens (other than restrictions under applicable securities Laws or the articles of association of the Company or the Company's shareholders' agreement dated April 1, 2021 (and any prior version thereof). As of the date of this Agreement, 1,543,829 (including conditional capital of 1,443,829 and 100,000 treasury shares) are reserved for future common share issuance pursuant to the Company Equity Plan, of which 1,538,297 Company Common Shares are subject to outstanding Company Options.

(b)            Except as otherwise set forth on Section 4.02 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and, without limiting the foregoing, none of the Company or any of its Subsidiaries are a partner or member of any partnership, limited liability company or joint venture.

(c)            Except as otherwise set forth on Section 4.06(c) of the Company Disclosure Letter, the Company has not granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for shares of Company Share Capital, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional Equity Securities, the sale of Equity Securities, or for the repurchase or redemption of Equity Securities of the Company or the value of which is determined by reference to shares of Company Share Capital or other Equity Securities of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any shares of Company Share Capital or other Equity Securities of the Company or vote any Equity Securities of the Company in any manner.

(d)            Section 4.06(d) of the Company Disclosure Letter sets forth the following information with respect to each Company Option outstanding, if applicable: (i) the name of the Company Optionholder and whether such Company Optionholder is a current or former employee of the Company or any of its Subsidiaries; (ii) the number of shares of the Company Common Shares outstanding with respect to such Company Option; (iii) the exercise price of such Company Option; (iv) the date on which such Company Option was granted; and (v) the date on which such Company Option expires. The Company has made available to EBAC an accurate and complete copy of the Company Equity Plan and all forms of award agreements evidencing all outstanding Company Option. No Company Option was granted with an exercise price per share less than the fair market value of the underlying Company Common Shares as of the date such Company Option was granted, as determined in accordance with Section 409A of the Code. All Company Common Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All Company Options may, by their respective terms, be treated as set forth in Section 3.07 of this Agreement.

Section 4.07.      Capitalization of Subsidiaries.

(a)            The outstanding shares of capital stock or Equity Securities of each Subsidiary of the Company (i) have been duly authorized and validly issued and are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of each such Subsidiary of the Company, and (2)any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens (other than restrictions under applicable securities Laws).

(b)            The Company owns of record and beneficially all the issued and outstanding shares of capital stock or Equity Securities of such Subsidiaries of the Company free and clear of any Liens other than Permitted Liens.

(c)            Except as set forth on Section 4.07(c) of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Subsidiaries of the Company, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other Equity Securities, or for the repurchase or redemption of shares or other Equity Securities of such Subsidiaries or the value of which is determined by reference to shares or other Equity Securities of the Company Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its Equity Securities or vote its Equity Securities in any manner.

Section 4.08.      Financial Statements.

(a)            Attached as Section 4.08(a) of the Company Disclosure Letter are:

(i)            true and complete copies of the audited consolidated statement of financial position as of December 31, 2021 and December 31, 2020, and the related audited statements of comprehensive income, changes in equity and cash flows for the years ended December 31, 2021, and December 31, 2020, of the Company and its Subsidiaries, together with the auditor’s reports thereon (the “Audited Financial Statements”); and

(ii)            true and complete copies of the unaudited interim consolidated statement of financial position as of June 30, 2022, and the related unaudited interim statements of comprehensive income, changes in equity, and cash flows for the 6-month period ended June 30, 2022 of the Company and its Subsidiaries (the “Q2 2022 Financial Statements” and, together with the Audited Financial Statements, and Q3 2022 Financial Statements (if delivered pursuant to Section 7.03) the “Financial Statements”).

(b)            Except as set forth on Section 4.08(b) of the Company Disclosure Letter, the Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated comprehensive incomes or losses, their consolidated changes in shareholders’ equity and their consolidated cash flows for the respective periods then ended (except for, in the case of the Q2 2022 Financial Statements and Q3 2022 Financial Statements (if delivered), any normal year-end adjustments and any absence of footnotes), and (ii) were prepared in conformity with IFRS applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Q2 2022 Financial Statements and Q3 2022 Financial Statements (if delivered), the absence of footnotes or the inclusion of limited footnotes).

(c)            Neither the Company (including, to the knowledge of the Company, any employee thereof) nor any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any written claim or allegation regarding any of the foregoing.

Section 4.09.      Undisclosed Liabilities. Except as set forth on Section 4.09 of the Company Disclosure Letter, as of the date of this Agreement, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due) of the type required to be set forth on a balance sheet in accordance with IFRS, except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries (none of which results from, arises out of or was caused by any tortious conduct, breach of Contract, or infringement or violation of applicable Law), (c) that will be discharged or paid off prior to or at the Acquisition Closing or (d) which has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement or would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole. This Section 4.09 shall not apply to Tax matters.

Section 4.10.      Litigation and Proceedings. Except as set forth on Section 4.10 of the Company Disclosure Letter or which has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement or has not had, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole, (a) there are no pending or, to the knowledge of the Company, threatened, lawsuits, actions, suits, judgments, claims, proceedings or any other Actions (including any investigations or inquiries initiated, pending or threatened by any Governmental Authority), or other proceedings at law or in equity (collectively, “Legal Proceedings”), against the Company or any of the Company’s Subsidiaries or their respective properties or assets; and (b) there is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries; nor are any properties or assets of the Company or any of its Subsidiaries’ respective businesses bound or subject to any Governmental Order. This Section 4.10 shall not apply to Tax matters.

Section 4.11.      Legal Compliance.

(a)            Except where the failure to be, or to have been, in compliance with such Laws has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement or is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole, each of the Company, its Subsidiaries and, to the knowledge of the Company, Collaboration Partners, is, and for the prior three (3) years has been, in compliance with all applicable Laws.

(b)            Except where the failure to maintain such program has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement or is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries maintain a program of policies, procedures and internal controls reasonably designed and implemented to (i) prevent the use of the products and services of the Company and its Subsidiaries in a manner that violates applicable Law (including money laundering or fraud), and (ii) otherwise provide reasonable assurance that violation of applicable Law by any of the Company’s or its Subsidiaries’ directors, officers, employees or its or their respective agents, representatives or other Persons, acting on behalf of the Company or any of the Company’s Subsidiaries, will be prevented, detected and deterred.

(c)            For the past three (3) years, neither the Company nor any of its Subsidiaries or any of the officers or directors of its Subsidiaries acting in such capacity, or to the knowledge of the Company, Collaboration Partners, has received any written notice of, or been charged with, the violation of any Laws, except where such violation has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement or is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

(d)            This Section 4.11 shall not apply to Tax matters.

Section 4.12.      Contracts; No Defaults.

(a)            True, correct and complete copies of the Contracts listed described in clauses (i) through (xi) below to which, as of the date of this Agreement, the Company or any Subsidiary of the Company is a party or by which they are bound, other than a Company Benefit Plan, (the “Material Contracts”) have previously been delivered to or made available to EBAC or its agents or representatives, together with all amendments thereto. Section 4.12(a) of the Company Disclosure Letter contains a listing of all Material Contracts.

(i)            Each Contract, excluding leases, subleases or other occupancy agreements related to real property, pursuant to which Company or any of the Company’s Subsidiaries is obligated to pay, or entitled to receive, payments in excess of $500,000 in the twelve (12) month period following the date hereof;

(ii)            Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company or any of the Company’s Subsidiaries, including any agreement or commitment for future loans, credit or financing, in each case, in excess of $50,000;

(iii)            Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last three (3) years, in each case, involving payments in excess of $50,000 other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing or (B) between the Company and its Subsidiaries;

(iv)            Each lease, rental or occupancy agreement, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate payments in excess of $50,000 in any calendar year;

(v)            Each Contract that is material to the Company and its Subsidiaries, taken as a whole, involving the formation of a (A) joint venture, (B) partnership, or (C) limited liability company, in each case providing for the sharing of revenues, profits, losses or costs (excluding, in the case of clauses (B) and (C), any Subsidiary of the Company);

(vi)            Contracts (other than employment agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Governing Documents) that are material to the Company and its Subsidiaries, taken as a whole, between the Company and any Subsidiary of the Company, on the one hand, and Affiliates of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), the officers and managers (or equivalents) of the Company or any of the Company’s Subsidiaries, the members or shareholders of the Company or any of the Company’s Subsidiaries, any employee of the Company or any of the Company’s Subsidiaries or a member of the immediate family of the foregoing Persons, on the other hand (collectively, the “Affiliate Agreements”);

(vii)            Each employment Contract with each executive officer of the Company or any of its Subsidiaries;

(viii)            Material Contracts containing covenants of the Company or any of the Company’s Subsidiaries (or, after the Acquisition Closing, that would reasonably be expected to bind, in any material respect, the operations of New

Parent or any of its Affiliates) (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect, (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect, (C) prohibiting the Company or any of the Company’s Subsidiaries from soliciting any strategic partner or (D) granting exclusive or preferential rights or “most favored nations” status to any person;

(ix)            Any Collective Bargaining Agreement;

(x)            Contracts with any Governmental Authority;

(xi)            Each Contract involving any resolution or settlement of any actual or threatened Action under which the Company or any of its Subsidiaries has any ongoing non-monetary obligations (other than customary confidentiality or similar provisions) or monetary obligations in excess of $50,000;

(xii)            Each Contract pursuant to which the Company or any of its Subsidiaries licenses or sublicenses from or to any third party (or receives from or grants to any third party a covenant not to sue with respect to) any Intellectual Property that is material to the business of the Company and its Subsidiaries taken as a whole, other than off-the-shelf software licenses that are commercially available on reasonable terms to the public generally;

(xiii)            Each Contract requiring capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $50,000 in any calendar year; and

(xiv)            Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire Equity Securities in the Company or any of the Company’s Subsidiaries that are material to the Company and its Subsidiaries, taken as a whole.

(b)            Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Acquisition Closing Date, all of the Material Contracts listed pursuant to Section 4.12(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except where such breach, receipt of claim or notice or occurrence of an event has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement and is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole, (1) neither the Company, the Subsidiaries of the

Company, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (2) during the last twelve (12) months, neither the Company nor any of the Subsidiaries of the Company has received any written claim or written notice of termination or breach of or default under any such Contract, and (3) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the Company or any Subsidiary of the Company or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 4.13.      Company Benefit Plans.

(a)            Section 4.13(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each Company Benefit Plan. For purposes of this Agreement, a “Company Benefit Plan” means any plan, policy, program or agreement (including any “employee benefit plan” as defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and all other employment, bonus, incentive or deferred compensation, Service Provider loan, note or pledge agreements, equity or equity-based compensation, severance, retention, retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former Service Provider, which are maintained, sponsored or contributed to by the Company or any of its Subsidiaries, or to which the Company or any of the its Subsidiaries is a party or has any liability, and in each case whether or not (i) in writing or (ii) funded, but excluding in each case any statutory plan, program or arrangement that is maintained by any Governmental Authority. The Company has made available to EBAC true, complete and correct copies of such Company Benefit Plan (or, if not written a written summary of its material terms).

(b)            Except as set forth on Section 4.13(b) of the Company Disclosure Letter or which has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement and is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole, (i) each Company Benefit Plan has been operated and administered in compliance with its terms and all applicable Laws; and (ii) in all material respects, all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by IFRS.

(c)            Except as has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole, no employee has previously transferred to the Company or any of its subsidiaries pursuant to the United Kingdom Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006 (as amended), and there are no such employees who prior to such transfer participated in a defined benefit pension scheme that made provision for benefits other than related to old age, invalidity or on death.

(d)            With respect to each Company Benefit Plan, no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(e)            Except as set forth on Section 4.13(e) of the Company Disclosure Letter, the consummation of the Transactions will not, either alone or in combination with another event (such as termination following the consummation of the Transactions), (i) entitle any current or former Service Provider to any severance pay or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due any such Service Provider or (iii) result in the forgiveness of any Indebtedness of any Service Provider.

(f)             Neither the Company nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current or former or retired Service Providers, except as required by applicable Law.

(g)            Each Company Benefit Plan that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been documented and operated in compliance with Section 409A of the Code. There is no agreement, plan, or arrangement, or other contract by which the Company or any of its Subsidiaries is bound to compensate any Service Provider for any Taxes.

Section 4.14.      Labor Relations; Employees.

(a)            (i) Neither the Company nor any of its Subsidiaries is a party to or bound by any Collective Bargaining Agreement with any labor or trade union, works council, employee representative body or labor organization or association (collectively, a “Labor Organization”), (ii) no such Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries, (iii) no employees of the Company or any of its Subsidiaries are represented by any Labor Organization with respect to their employment with the Company or its Subsidiaries and (iv) no Labor Organization has, to the knowledge of the Company, requested or made a pending demand for recognition or certification or sought to organize or represent any of the employees of the Company or any of its Subsidiaries with respect to their employment with the Company or its Subsidiaries.

(b)            In the past three (3) years, there has been no actual or, to the knowledge of the Company, threatened material unfair labor practice charge, grievance, arbitration, strike, slowdown, work stoppage, lockout, picketing, hand billing, or similar labor dispute against or affecting the Company or its Subsidiaries.

(c)            The execution of this Agreement and the consummation of the Transactions will not result in any breach or other violation of any Collective Bargaining Agreement and will not require the approval of any Labor Organizations.

(d)            Each of the Company and its Subsidiaries are, and have been for the past three (3) years, in compliance in all material respects with all applicable Laws respecting labor and employment, including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(e)            Except as set forth on Section 4.14(e) of the Company Disclosure Letter or would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, in the past three (3) years, the Company and its Subsidiaries have not received (i) notice of any unfair labor practice charge or complaint pending or threatened before any Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any Collective Bargaining Agreement or any other complaints, grievances or arbitration procedures against them, (iii) notice of any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(f)             To the knowledge of the Company, no current Service Provider is in violation of any term of any employment agreement, restrictive covenant, nondisclosure obligation or fiduciary duty (i) to the Company or any of its Subsidiaries or (ii) to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of its Subsidiaries or (B) the knowledge or use of trade secrets or proprietary information, except as has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement and is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

(g)            Neither the Company nor any of its Subsidiaries is party to a material settlement agreement with a current or former officer Service Provider that involves allegations relating to sexual harassment, sexual misconduct or any form of illegal discrimination by an officer of the Company or any of its Subsidiaries. To the knowledge of the Company, in the last three (3) years, no material allegations of sexual harassment, sexual misconduct or any form of illegal discrimination have been made against any employee of the Company or any of its Subsidiaries.

(h)            In the past three (3) years, the Company and the its Subsidiaries are and have been in compliance in all material respects with all notice and other requirements under all applicable Laws relating to layoffs and individual and collective dismissals. The Company and its Subsidiaries have not engaged in broad-based layoffs, furloughs, employment terminations (other than for cause) or effected any broad-based salary or other compensation or benefits reductions, in each case, whether temporary or permanent, since January 1, 2021, through the date hereof. The Company, taken as a whole with its Subsidiaries, has sufficient employees to operate the business of the Company and its Subsidiaries as currently conducted.

Section 4.15.      Taxes. Except as disclosed on Schedule 4.15 of the Company Disclosure Letter:

(a)            All income and other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material amounts of Taxes of the Company or any of its Subsidiaries that are due and payable (whether or not shown on any Tax Return) have been fully and timely paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with IFRS.

(b)            The Company and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c)            Neither the Company nor any of its Subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the Financial Statements, other than any liability for unpaid Taxes that has been incurred since the end of the most recent fiscal year in the ordinary course of business.

(d)            There are no Liens for any material Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(e)            No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with IFRS.

(f)             There are no ongoing or pending Legal Proceedings with respect to any Taxes of the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority that any such Legal Proceeding is contemplated or pending. There are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of the Company or any of its Subsidiaries (other than pursuant to an extension of time to file a Tax Return of not more than seven months obtained in the ordinary course of business).

(g)            Neither the Company nor any of its Subsidiaries has made a request for an advance Tax ruling, a request for administrative Tax relief, a request for technical Tax advice, a request for a change of any method of accounting or any similar request with respect to Taxes that is in progress or pending with any Governmental Authority.

(h)            Neither the Company nor any of its Subsidiaries is a party to any Tax Sharing Agreement other than (i) any such agreement solely among the Company and its Subsidiaries and (ii) customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes.

(i)             Neither the Company nor any of its Subsidiaries has ever been a member of an Affiliated Group (other than an Affiliated Group the common parent of which is the Company or any of its Subsidiaries and which consists only of the Company and its Subsidiaries). Neither the Company nor any of its Subsidiaries is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. Tax Law or as a transferee or successor or by Contract (other than (i) any such agreement solely among the Company and its Subsidiaries and (ii) customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes).

(j)             No written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not pay a particular type of Tax or file a particular type of Tax Return that it is or may be required to pay such type of Tax or file such type of Tax Return in such jurisdiction.

(k)            To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.

(l)             Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the prior two (2) years.

(m)             Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(n)            Neither the Company nor any of its Subsidiaries will be required to include any material amount in taxable income or exclude any material item of deduction or loss from taxable income for any taxable period ending after the Acquisition Closing Date as a result of any (i) installment sale or open transaction disposition made prior to the Acquisition Closing outside the ordinary course of business, (ii) prepaid amount received or deferred revenue recognized prior to the Acquisition Closing outside the ordinary course of business, (iii) change in method of accounting for a taxable period ending on or prior to the Acquisition Closing Date, (iv) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed on or prior to the Acquisition Closing Date or (v) binding agreement with respect to Taxes with a Governmental Authority executed prior to the Acquisition Closing.

(o)            Neither the Company nor any of its Subsidiaries has any obligation to make any payment described in Section 965(h) of the Code.

(p)            To the Company’s Knowledge, the Company and its Subsidiaries have complied in all material respects with the conditions stipulated in each Tax Grant that the Company and its Subsidiaries have utilized.

(q)            The Company reasonably believes it was not a “passive foreign investment company” within the meaning of Section 1297 of the Code for its taxable year ended December 31, 2021, and reasonably does not expect to be a “passive foreign investment company” within the meaning of Section 1297 of the Code for its taxable year ending December 31, 2022.

(r)             Neither the Company nor any of its Subsidiaries has taken any action or agreed to take any action not contemplated by the Transactions, and to the knowledge of the Company there are no facts or circumstances, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

(s)            The Company has not and will not exercise any rights to cause funding to occur under the Convertible Loan Agreement.

Section 4.16.      Brokers’ Fees. No broker, finder, investment banker or other Person (except the Person(s) set forth on Section 4.16 of the Company Disclosure Letter) is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their Affiliates for which EBAC, the Company or any of the Company’s Subsidiaries has any obligation.

Section 4.17.      Insurance. Except as has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement and is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole: (i) all the material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance (other than any such policies relating to a Company Benefit Plan) held by, or for the benefit of, the Company or any of its Subsidiaries as of the date of this Agreement are in full force and effect and (ii) there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured thereunder.

Section 4.18.      Permits. Each of the Company and its Subsidiaries holds all permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except as has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement and is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole. Except as is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) each Material Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation, cancellation or termination of any Material Permit has been received by the Company and its Subsidiaries. The Company is, and since January 1, 2019, has been, in compliance with the terms of all the Material Permits except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. To the Company’s knowledge, no event, circumstance, or state of facts has occurred which (with or without due notice or lapse of time or both) would reasonably be expected to result in the failure of the Company or any of its Subsidiaries to be in compliance in all material respects with the terms of the Material Permits.

Section 4.19.      Regulatory Compliance.

(a)            Each of the Company and each Subsidiary of the Company is, and for the past three (3) years has been, in material compliance with the FDCA, the Federal Trade Commission Act, and the Fair Packaging and Labeling Act (collectively “Food and Drug Law”). Neither the Company nor any Subsidiary of the Company has received any claim (and, to the Company’s knowledge, no claim has been filed, commenced or threatened against the Company or any Subsidiary of the Company) alleging a material violation under any Food and Drug Law that has not been duly cured, and there are no pending or, to the Company’s knowledge, threatened legal proceedings, investigations, subpoenas, or civil investigative demands by any Governmental Authority, or other entity or individual, with respect to any alleged violation by the Company or any Subsidiary of the Company of any Food and Drug Law.

(b)            The Products are not adulterated or misbranded within the meaning of the FDCA. All of the claims the Company and any Subsidiary of the Company makes or has made for its Products are and have been adequately supported and are otherwise compliant with Food and Drug Laws.

(c)            Since the date of the most recent balance sheet included in the Financial Statements, neither the Company nor any Subsidiary of the Company has received any warning letter, notice of violation, seizure, recall request, injunction, regulatory enforcement action, or criminal action issued, initiated, threatened in writing, or to the Company’s knowledge, otherwise threatened, by the FDA. Neither the Company nor any Subsidiary of the Company has made an untrue statement of material fact or fraudulent statement to the FDA or any other similar Governmental Authority.

Section 4.20.      Real Property. Except as had not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company and its Subsidiaries have title, in fee or valid leasehold, easement or other rights, in each case, free and clear of all Liens other than Permitted Liens, to the land, buildings, structures and other improvements thereon and fixtures thereto necessary to permit the Company and its Subsidiaries to conduct their business as currently conducted.

Section 4.21.      Intellectual Property. Except as has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement and except as is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole:

(a)            Section 4.21(a) of the Company Disclosure Letter lists, in a true and complete manner, each item of Intellectual Property that is registered or applied-for with a Governmental Authority or other applicable registrar and, as of the date hereof, is owned by, or exclusively licensed to, the Company or any of its Subsidiaries, whether applied for or registered in the United States or internationally (“Company Registered Intellectual Property”), in each case listing, as applicable, (i) the owner, (ii) the jurisdiction where the application/registration is located (or, for domain names, the applicable registrar), (iii) the title, (iv) the application or registration number, (v) the filing date or issuance/registration/grant date, and (vi) for each item of Company Registered Intellectual Property that is exclusively licensed to the Company or any of its Subsidiaries, the applicable agreement pursuant to which such item of Company Registered Intellectual Property is so licensed.

(b)            The Company or one of its Subsidiaries is the sole and exclusive owner, and with respect to Company Registered Intellectual Property, record owner, of all of Company Owned IP, and the Company and its Subsidiaries hold their respective rights under all Company Licensed IP, in each case, free and clear of all Liens (other than

Permitted Liens). All Company Registered Intellectual Property (i) has been duly maintained (including the timely payment of registration, maintenance and renewal fees and timely filing of statements of use), (ii) is subsisting, in full force and effect and not expired, abandoned or cancelled, (iii) to the knowledge of the Company, is valid and enforceable, and (iv) has not been adjudged invalid or unenforceable, in whole or in part. With respect to each item of Company Registered Intellectual Property that is held by the Company or any of its Subsidiaries or any of their respective licensors by assignment, such assignment has been duly recorded with the applicable Government Authority from which such Company Registered Intellectual Property was issued or granted or before which such Company Registered Intellectual Property is pending.

(c)            The Company and its Subsidiaries and, to the knowledge of the Company, the Company’s and its Subsidiaries’ licensors, have complied with all necessary and applicable Laws regarding the duty of disclosure, candor and good faith in connection with each issued patent or pending patent application included in the Company Registered Intellectual Property. To the knowledge of the Company, there is no relevant prior art revealed, disclosed or discovered after the issuance of any patent included in the Company IP that was not cited during the prosecution of such patent.

(d)            The Company and each of its Subsidiaries owns, or has a valid and enforceable written license to use, all Intellectual Property used or held for use in, or otherwise necessary for, the continued conduct of the business of the Company and its Subsidiaries as currently conducted and in substantially the same manner as such business has been conducted during the twelve (12) months prior to the date hereof.

(e)            Neither the Company nor any of its Subsidiaries have infringed, misappropriated or otherwise violated, or are infringing upon, misappropriating or otherwise violating, any Intellectual Property of any Person. There is no Action pending, or, to the knowledge of the Company, threatened (including by way of a cease and desist letter or offer or invitation to take a license), (i) alleging the Company’s or any of its Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any Person, or (ii) challenging the scope, use, registrability, validity, or enforceability of, or the Company’s or any of its Subsidiaries’ right, title or interest in, to, or under, any Company IP, and there has not been any such Action brought or threatened in writing. Neither the Company nor any of its Subsidiaries is a party to or bound by any decree, judgment, order, or arbitral award that requires the Company or any of its Subsidiaries to grant to any Person any license, covenant not to sue, immunity or other right with respect to any Intellectual Property.

(f)             To the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, any Company Owned IP or any of the Company’s or any of its Subsidiaries’ rights under any Company Licensed IP. Neither the Company nor any of its Subsidiaries has commenced or threatened any Action with respect to any such infringement, misappropriation or other violation against any Person.

(g)            Section 4.21(g) of the Company Disclosure Letter contains a true and complete list of any and all Company IP that was created, developed or reduced to practice, or is being created, developed or reduced to practice, (i) pursuant to, or in connection with, any Contract with any Governmental Authority or Governmental Authority-affiliated entity, or university, college or other educational institution, or (ii) using any funding or facilities of any Governmental Authority or Governmental Authority-affiliated entity, or university, college or other educational institution (collectively, “Government Funded IP”).  The Company and its Subsidiaries and, to the knowledge of the Company, the Company’s and its Subsidiaries’ licensors, have taken any and all actions necessary to obtain, secure, maintain, enforce and protect the Company’s or its applicable Subsidiary’s, or such licensors’, as applicable, right, title and interest in, to and under all Government Funded IP, and the Company and its Subsidiaries and, to the knowledge of the Company, the Company’s and its Subsidiaries’ licensors, have complied with any and all any Intellectual Property disclosure and/or licensing obligations under any applicable Contract referenced in clause (i) above.

(h)            The Company and each of its Subsidiaries has taken reasonable steps, in accordance with normal industry practice, to maintain, defend and enforce all Company Owned IP and their respective rights in all Company Licensed IP, including reasonable actions to maintain and protect the confidentiality of any Trade Secrets included in the Company IP, and no such Trade Secrets have been disclosed other than pursuant to written and enforceable confidentiality agreements, which have not been breached or otherwise violated. Each current and former employee, consultant and contractor of the Company and its Subsidiaries, and each other Person currently or formerly engaged in the development or creation of any Company IP, has executed a written agreement whereby such employee, consultant, contractor or other Person presently assigns to the Company or one of its Subsidiaries or their respective licensors all right, title and interest in and to any and all Intellectual Property developed or created by such employee, consultant, contractor or other Person during the term of employment or engagement with the Company or its Subsidiaries or licensors, as applicable, and, to the knowledge of the Company, no such agreement has been breached or otherwise violated.

(i)             The execution and delivery of this Agreement and the consummation of the Transactions will not alter, encumber, impair or extinguish any Company IP. There exist no restrictions on the disclosure, use, licensing or transfer of any of the Company IP.

Section 4.22.      Privacy and Cybersecurity. Except as has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement and except as is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole:

(a)            The Company and its Subsidiaries are presently in compliance with, and have at all times been in compliance with, all applicable (i) Laws, (ii) internal and posted or publicly facing rules, policies, and procedures, (iii) contractual obligations and (iv) industry standards, in each case, relating to the collection, storage, use, privacy, security or other processing of the Company IT Systems or Personal Data (the foregoing clauses (i) through (iv), “Privacy and Cybersecurity Requirements”). There currently are not, and historically have not been, any Actions pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries alleging any breach or violation of any Privacy and Cybersecurity Requirement, and, to the knowledge of the Company, there exists no reasonable basis for any such Action.

(b)            The Company IT Systems are fully functional and operate and perform in all respects in accordance with their documentation and functional specifications and otherwise in the manner as is necessary for the business of each of the Company and each of its Subsidiaries as currently conducted, and do not contain any faults, viruses, bugs, worms, defects, similar corruptants or hardware components designed to permit unauthorized access to or to disable or otherwise harm any computer systems or software.

(c)            There have been no breaches (including any ransomware attack), violations, outages or unlawful, accidental, unauthorized uses, interruptions, exfiltrations, destructions, losses, disclosures, thefts, corruptions, compromises, disablements, modifications or transmissions of or accesses to any Company IT Systems or to any Personal Data otherwise in the possession, custody or control of the Company or any of its Subsidiaries or held or processed by any vendor, processor or other Person for or on behalf of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has notified or been required to notify any Governmental Authority or any other Person of any of the foregoing.

(d)            The Company IT Systems are adequate for and meet the needs of the business and operations of the Company and each of its Subsidiaries as currently conducted. The Company and each of its Subsidiaries have established and maintain, and use reasonable efforts to ensure that all Persons operating any Company IT Systems or otherwise processing Personal Data on behalf of the Company or any of its Subsidiaries have established and maintain, commercially reasonable and legally compliant policies, safeguards and procedures to maintain and protect the Company’s and its Subsidiaries’ Trade Secrets and other confidential information and the operation, integrity, redundancy, continuity and security of the Company IT Systems (including any and all information and data (including Personal Data) stored thereon or transmitted thereby), including the implementation, maintenance, monitoring and periodic testing of (i) data back-up, (ii) disaster avoidance, disaster recovery and business continuity plans, policies and procedures and (iii) encryption, redaction and other reasonable and appropriate organizational, administrative, technical and physical safeguards. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any such Person, has received any written notice or complaint from any other Person with respect to any of the foregoing, nor, to the knowledge of the Company, has any such notice or complaint been threatened in writing against the Company or any of its Subsidiaries or any such Person.

(e)            The consummation of the Transactions shall not breach or otherwise cause any violation of any Privacy and Cybersecurity Requirements or result in the Company or any of its Subsidiaries being prohibited from receiving or using any Personal Data in the manner currently received or used by the Company or its Subsidiaries.

Section 4.23.      Environmental Matters. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)            The Company and its Subsidiaries are and, except for matters which have been fully resolved, have been in compliance with all Environmental Laws.

(b)            There has been no release of any Hazardous Materials by the Company or its Subsidiaries in quantities or concentrations that require remediation by the Company or its Subsidiaries under Environmental Laws (i) at, in, on or under any Realty or in connection with the Company’s and its Subsidiaries’ operations off-site of the Realty or (ii) to the knowledge of the Company, at, in, on or under any former Realty during the time that the Company owned or leased such property or at any other location where Hazardous Materials generated by the Company or any of the Company’s Subsidiaries have been transported to, sent, placed or disposed of.

(c)            Neither the Company nor its Subsidiaries are subject to any current Governmental Order relating to any non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(d)            No Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, and there are no facts or circumstances which could reasonably be expected to form the basis of such a Legal Proceeding.

Section 4.24.      Absence of Changes. From the date of the most recent balance sheet included in the Financial Statements to the date of this Agreement, there has not been any Company Material Adverse Effect.

Section 4.25.      Anti-Corruption Compliance.

(a)            For the past four (4) years, neither the Company nor any of its Subsidiaries, nor any director, officer, or, to the knowledge of the Company, employee or agent, in each case acting on behalf of the Company or any of the Company’s Subsidiaries, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office, (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, or (iii) any director, officer, employee, or agent of a commercial enterprise, in each case, in material violation of applicable Anti-Bribery Laws.

(b)            To the knowledge of the Company, there are no pending or threatened, material claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any Anti-Bribery Laws.

Section 4.26.      Anti-Money Laundering, Sanctions and National Security Compliance.

(a)            The Company and its Subsidiaries are, and have been for the past four (4) years, in compliance with all Anti-Money Laundering Laws and Sanctions Laws in all material respects. To the knowledge of the Company, there are no pending or threatened claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any Anti-Money Laundering Laws or Sanctions Laws.

(b)            Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, employees, agents, representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is a Sanctioned Person, or (ii) has during the past four (4) years been a Sanctioned Person with whom the Company or any Subsidiary was prohibited from dealing pursuant to applicable Sanctions Laws. Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, or, to the knowledge of the Company, employees, agents, representatives (in each case acting in their capacity as such) or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, has transacted material business in the past four (4) years directly or knowingly indirectly with any Sanctioned Person or Sanctioned Country.

Section 4.27.      Information Supplied. None of the information supplied or to be supplied by the Company or any of the Company’s Subsidiaries specifically in writing for inclusion in the Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the EBAC Shareholders or at the time of the EBAC Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.28.      No Outside Reliance. Notwithstanding the delivery or disclosure (except in Article 6 and the EBAC Disclosure Letter) to the Company or any of their respective representatives of any documentation or other information (including any financial projections or other supplemental details), the Company and its directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that the Company has made its own investigation of EBAC and that none of EBAC nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by EBAC in  Article 6, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of EBAC, the prospects (financial or otherwise) or the viability or likelihood of success of the business of EBAC as conducted after the Acquisition Closing, as contained in any materials provided by EBAC or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise, and no statement contained in any of such materials made or made in any such presentation of the business and affairs of EBAC shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by the Company in executing, delivery or performing this Agreement or the Transactions. Except as otherwise expressly set forth in this Agreement, the Company understands and agrees that any assets, properties and business of EBAC are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article 6, with all faults and without any other representation or warranty of any nature whatsoever.

Section 4.29.      No Additional Representation or Warranties. Except as provided in this Article 4, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to EBAC or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any other information provided to EBAC or their Affiliates. Except for the representations and warranties expressly set forth in this Article 4, it is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by or on behalf of the Company are not and shall not be deemed to be or to include representations or warranties of the Company or any of its Subsidiaries or any other person, and are not and shall not be deemed to be relied upon by EBAC in executing, delivering or performing this Agreement or the Transactions.

Article 5
Representations and Warranties Relating to New Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3

Except as set forth in the disclosure letter delivered to the Company by EBAC on the date of this Agreement (each section of which, subject to Section 12.09, qualifies the correspondingly numbered and lettered representations in this Article 5), each of New Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3 hereby represents and warrants to the Company (each upon execution of a joinder agreement) as follows:

Section 5.01.      Corporate Organization. At the time of formation, each of New Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3 will be a corporation, exempted company, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation, incorporation or organization (as applicable) and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of each of New Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3, as amended to the date of this Agreement and as previously made available to the Company, are true, correct and complete. New Parent is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing is not and would not reasonably be expected to be material to its business and the business of EBAC and its Subsidiaries, taken as a whole.

Section 5.02.      Due Authorization.

(a)            New Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3 will have, the requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. Subject to the receipt of the approvals and consents to be obtained by New Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3 pursuant to Section 7.06, the execution and delivery of this Agreement and other documents to which either of New Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3 is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary corporate (or other similar) action on the part of each of New Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3 and no other company or corporate proceeding on the part of each of New Parent, Merger Sub 1, Merger Sub 2 or Merger Sub 3, as the case may be, is necessary to authorize this Agreement and the other documents to which any of New Parent, Merger Sub 1, Merger Sub 2 or Merger Sub 3 is a party contemplated hereby. This Agreement has been, and on or prior to the Acquisition Closing, the other documents to any of New Parent, Merger Sub 1, Merger Sub 2 or Merger Sub 3, as the case may be, is a party contemplated hereby will constitute a legal, valid and binding obligation of New Parent, Merger Sub 1, Merger Sub 2 or Merger Sub 3, as the case may be, enforceable against New Parent, Merger Sub 1, Merger Sub 2 or Merger Sub 3, as the case may be, in accordance with its terms, subject to the Enforceability Exceptions.

(b)            On or prior to the Acquisition Closing Date, the Board of Directors of New Parent shall duly adopt resolutions (i) determining that this Agreement and the other documents to which New Parent is a party contemplated hereby and the transactions contemplated hereby and hereby are advisable and fair to, and in the best interests of, New Parent and its stockholders and (ii) authorizing and approving the execution, delivery and performance by New Parent of this Agreement and the other documents to which it is a party contemplated hereby and the transactions contemplated hereby and thereby. No other corporate action is required on the part of New Parent or any of its stockholders to enter into this Agreement or the other documents to which New Parent is a party contemplated hereby or to approve the transactions contemplated hereby and thereby.

Section 5.03.      Capitalization.

(a)            On the Acquisition Closing Date, immediately prior to the Acquisition Closing, the issued share capital of New Parent consists of CHF 100,000 divided into 10,000,000 registered shares (Namenaktien/actions nominatives) with a nominal value of CHF 0.01, which shall be duly authorized and validly issued. Except as set forth in the first sentence of this Section 5.03(a), immediately prior to the issuance of New Parent Shares in accordance with this Agreement, there shall be no other New Parent Shares or other Equity Securities of New Parent authorized, reserved, issued or outstanding.

(b)            (i) As of the date of formation of New Parent, the sole stockholder of New Parent will be EBAC and (ii) upon consummation of the transactions set forth in Section 8.08, the sole stockholder of each of Merger Sub 1, Merger Sub 2 and Merger Sub 3 will be New Parent. As of the date its formation, New Parent will have no Subsidiaries and will not own, directly or indirectly, any Equity Securities in any Person.

(c)            Immediately prior to the issuance of New Parent Shares in accordance with this Agreement, there shall be (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for New Parent Shares or any other Contracts to which New Parent is a party or by which New Parent is bound obligating New Parent to issue or sell any shares of capital stock of, other Equity Securities in or debt securities of, New Parent, (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in New Parent and (iii) no voting trusts, proxies or other Contracts with respect to the voting or transfer of New Parent Shares, in each case except as expressly provided for in this Agreement or the Transactions.

Section 5.04.      Consents and Requisite Governmental Approvals; No Violations.

(a)            No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of New Parent, Merger Sub 1, Merger Sub 2 or Merger Sub 3 and, upon executing a joinder in accordance with Section 8.08(d) hereto, New Parent’s, Merger Sub 1’s, Merger Sub 2’s or Merger Sub 3’s execution, delivery or performance of its obligations under this Agreement or the other Ancillary Agreements to which it is or will be party or the consummation of the transactions contemplated hereby or by the Ancillary Agreements, except for (i) the filing with the SEC of (A) the Registration Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Agreements or the transactions contemplated by hereby or thereby, (ii) such filings with and approvals of the Stock Exchange to permit New Parent Shares to be issued in accordance with this Agreement to be listed on the Stock Exchange, (iii) filing of the Cayman Plan of Merger and, if applicable, the plan of merger under the applicable law of the Swiss Code of

Obligations, (iv) the approvals and consents to be obtained by New Parent pursuant to Section 7.06 and Merger Sub 1, Merger Sub 2 and Merger Sub 3 pursuant to Section 8.08(e), or (v) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to EBAC and its Subsidiaries, taken as a whole.

(b)            The execution and delivery by New Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3 of this Agreement and other documents to which each will be a party as contemplated hereby and the consummation of the transactions contemplated hereby and thereby will not (i) violate or conflict with any provision of, or result in the breach of, or default under, the Governing Documents of New Parent, Merger Sub 1, Merger Sub 2 or Merger Sub 3, (ii) violate or conflict with any provision of, or result in the breach of, or default under, any Law, License or Governmental Order applicable to New Parent, Merger Sub 1, Merger Sub 2 or Merger Sub 3 or (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of New Parent, Merger Sub 1, Merger Sub 2 or Merger Sub 3, except, in the case of clauses (i) through (iii), to the extent that the occurrence of the foregoing would not reasonably be expected to be material to the business of EBAC and its Subsidiaries, taken as a whole.

Section 5.05.      Business Activities. Each of New Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3 will be organized or formed solely for the purpose of entering into this Agreement, the Ancillary Agreements and consummating the transactions contemplated hereby and thereby and will not have engaged in any activities or business, other than those incident or related to or incurred in connection with its organization or formation, as applicable, or the negotiation, preparation or execution of this Agreement or any Ancillary Agreements, as applicable, the performance of its covenants or agreements in this Agreement or any Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby. At all times prior to the Acquisition Closing Date, none of New Parent, Merger Sub 1, Merger Sub 2 or Merger Sub 3 shall have, except as expressly contemplated by the Transaction Agreements and the Transactions, any assets, properties, liabilities or obligations of any kind other than those incident to its formation and this Agreement, and will not conduct any business or operations except as expressly contemplated by the Transaction Agreements and the Transactions.

Section 5.06.      Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by or on behalf of New Parent, Merger Sub 1, Merger Sub 2 or Merger Sub 3 or any of their Affiliates for which New Parent, Merger Sub 1, Merger Sub 2 or Merger Sub 3 have any obligation.

Section 5.07.      Tax Matters.

(a)            For U.S. federal income Tax purposes, each of New Parent, Merger Sub 1 and Merger Sub 3 will be treated as an association taxable as a corporation since the date of its formation.

(b)            As of the Acquisition Closing, Merger Sub 2 will have timely filed an initial entity classification election on a valid IRS Form 8832 to be treated as an entity disregarded as separate from New Parent for U.S. federal income Tax purposes effective as of the day of its formation and will not subsequently change such classification.

(c)            As of immediately prior to the First Merger Effective Time, the Second Merger Effective Time and the Third Merger Effective Time, respectively, Merger Sub 1, Merger Sub 2 and Merger Sub 3 shall be direct wholly owned Subsidiaries of New Parent.

(d)            None of New Parent, Merger Sub 1, Merger Sub 2 or Merger Sub 3 has taken or agreed to take any action not contemplated by the Transactions, and to the knowledge of New Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3 there are no facts or circumstances, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

Section 5.08.      Investment Company Act. New Parent is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company,” in each case, within the meaning of the Investment Company Act of 1940, as amended.

Section 5.09.      Investigation; No Other Representations.

(a)            Each of New Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3, on its own behalf and on behalf of its representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Company and (ii) it has been furnished with or given access to such documents and information about the Company and its businesses and operations as it and its representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.

(b)            In entering into this Agreement and the other Ancillary Agreements to which it is a party, New Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3 will have relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Agreements to which it is a party and no other representations or warranties of EBAC or any other Person, either express or implied, and each of New Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3, on its own behalf and on behalf of its representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 6 and in the Ancillary Agreements to which it is a party, neither the Company nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby.

Section 5.10.      No Outside Reliance. Notwithstanding anything contained in this Article 5 or any other provision hereof, New Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3, and their directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that they and their Affiliates have made their own investigation of the Company and that none of the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article 4, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company, the prospects (financial or otherwise) or the viability of likelihood of success of the business of the Company as conducted after the Acquisition Closing, as contained in any materials provided by the Company or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise. Except as otherwise expressly set forth in this Agreement, New Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3 each understands and agrees that any assets, properties and business of the Company furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article 4, with all faults and without any other representation or warranty of any nature whatsoever.

Section 5.11.      No Additional Representation or Warranties. Except as provided in this Article 5, neither New Parent, Merger Sub 1, Merger Sub 2 or Merger Sub 3 nor any of its and their Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any other information provided to the Company or their Affiliates.

Article 6
Representations and Warranties of EBAC

Except as set forth in (a) any EBAC SEC Filings filed or submitted on or prior to the date hereof (excluding (i) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (ii) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such EBAC SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 6.08, Section 6.12 and Section 6.15), or (b) in the disclosure letter delivered by EBAC to the Company on the date of this Agreement (the “EBAC Disclosure Letter”) (each section of which, subject to Section 12.09, qualifies the correspondingly numbered and lettered representations in this Article 6), EBAC represents and warrants to the Company as follows:

Section 6.01.      Company Organization. EBAC has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of EBAC, as amended to the date of this Agreement and as previously made available by or on behalf of EBAC to the Company, are true, correct and complete. EBAC is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing is not and would not reasonably be expected to be material to the business of the EBAC.

Section 6.02.      [Intentionally Omitted].

Section 6.03.      Due Authorization.

(a)            Other than the EBAC Shareholder Approval, EBAC has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which EBAC is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (A) duly and validly authorized and approved by the EBAC Board and (B) determined by the EBAC Board as advisable to and in the best interests of EBAC and the EBAC Shareholders, and recommended for approval by the EBAC Shareholders. No other company or corporate proceeding on the part of EBAC is necessary to authorize this Agreement and the other documents to which EBAC is a party contemplated hereby (other than the EBAC Shareholder Approval). This Agreement has been, and at or prior to the Acquisition Closing, the other documents to which EBAC is a party contemplated hereby will be, duly and validly executed and delivered by EBAC and this Agreement constitutes, and on or prior to the Acquisition Closing, the other documents to which EBAC is a party contemplated hereby will constitute, assuming the due authorization, execution and delivery by the other parties hereto, a legal, valid and binding obligation of EBAC, enforceable against EBAC in accordance with its terms, subject to the Enforceability Exceptions.

(b)            Assuming that a quorum (as determined pursuant to EBAC’s Governing Documents) is present, each of those Transaction Proposals identified in clauses (i), (ii) and (iii) of Section 9.02(c), in each case, shall require approval by an affirmative vote of the holders of at least a majority of the outstanding EBAC Common Stock entitled to vote, who attend and vote thereupon (as determined in accordance with EBAC’s Governing Documents) at a shareholders’ meeting duly called by the EBAC Board and held for such purpose.

(c)            The foregoing votes are the only votes of any of EBAC’s share capital necessary in connection with entry into this Agreement by EBAC and the consummation of the Transactions, including the Acquisition Closing.

(d)            At a meeting duly called and held, the EBAC Board has unanimously approved the Transactions as a Business Combination.

Section 6.04.      No Conflict. Subject to the EBAC Shareholder Approval and the receipt of the Governmental Authorizations set forth in Section 6.04, the execution and delivery of this Agreement by EBAC and the other documents to which EBAC is a party contemplated hereby by EBAC and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of EBAC, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to EBAC, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which EBAC is a party or by which EBAC may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien upon any of the properties or assets of EBAC, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of EBAC to enter into and perform its obligations under this Agreement or (ii) be, and would not be reasonably expected to be, material to EBAC.

Section 6.05.      Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no Governmental Authorization is required on the part of EBAC with respect to EBAC’s execution, delivery and performance of this Agreement and the other Ancillary Agreements to which EBAC is a party and the consummation of the transactions contemplated hereby and thereby, except for the filing of the plan of merger under the Cayman Companies Act and Swiss Code of Obligations (if applicable).

Section 6.06.      Litigation and Proceedings. There are no pending or, to the knowledge of EBAC, threatened Legal Proceedings against EBAC or its properties or assets, or, to the knowledge of EBAC, any of their respective directors, managers, officers or employees (in their capacity as such). There are no investigations or other inquiries pending or, to the knowledge of EBAC, threatened by any Governmental Authority, against EBAC or its properties or assets, or, to the knowledge of EBAC, any of its directors, managers, officers or employees (in their capacity as such). There is no outstanding Governmental Order imposed upon EBAC, nor are any assets of EBAC’s business bound or subject to any Governmental Order the violation of which would have, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of EBAC to consummate the Transactions. As of the date hereof, EBAC is in compliance with all applicable Laws, except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of EBAC to consummate the Transactions. For the past three (3) years, EBAC has not received any written notice of or been charged with the violation of any Laws, except where such violation would not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of EBAC to consummate the Transactions. This Section 6.06 shall not apply to Tax matters.

Section 6.07.      SEC Filings. EBAC has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since August 15, 2022, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “EBAC SEC Filings”). Each of the EBAC SEC Filings, as of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Acquisition Closing Date, then on the date of such amendment or superseding filing), complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the EBAC SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Acquisition Closing Date, then on the date of such amendment or superseding filing), the EBAC SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the EBAC SEC Filings. To the knowledge of EBAC, none of the EBAC SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 6.08.      Internal Controls; Listing; Financial Statements.

(a)            Except as not required in reliance on exemptions from various reporting requirements by virtue of EBAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), EBAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to EBAC, including its consolidated Subsidiaries, if any, is made known to EBAC’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To EBAC’s knowledge, such disclosure controls and procedures are effective in timely alerting EBAC’s principal executive officer and principal financial officer to material information required to be included in EBAC’s periodic reports required under the Exchange Act. EBAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of EBAC’s financial reporting and the preparation of EBAC Financial Statements for external purposes in accordance with GAAP, except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of EBAC to consummate the Transactions.

(b)            Each director and executive officer of EBAC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. EBAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c)            EBAC has complied in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq. The EBAC Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the Nasdaq. There is no Legal Proceeding pending or, to the knowledge of EBAC, threatened against EBAC by the Nasdaq or the SEC with respect to any intention by such entity to deregister the EBAC Class A Common Stock or prohibit or terminate the listing of EBAC Class A Common Stock on the Nasdaq. EBAC has taken no action that would reasonably be likely to result in the termination of the registration of the EBAC Class A Common Stock under the Exchange Act. EBAC has not received any written or, to the knowledge of EBAC, oral deficiency notice from the Nasdaq relating to the continued listing requirements of the EBAC Class A Common Stock.

(d)            Except as disclosed in the EBAC SEC Filings, the EBAC Financial Statements (i) in all material respects fairly present the financial position of EBAC, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in all material respects in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of EBAC have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements in all material respects. Since the consummation of the initial public offering of EBAC’s securities, EBAC has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act) with respect to any EBAC SEC Filing. Each such certification is correct and complete in all material respects.

(e)            There are no outstanding loans or other extensions of credit made by EBAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of EBAC. EBAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f)             Neither EBAC (including any employee thereof) nor EBAC’s independent auditors has identified or been made aware of (i) any fraud, whether or not material, that involves EBAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by EBAC or (ii) any claim or allegation regarding any of the foregoing.

Section 6.09.      Trust Account. As of the date of this Agreement, EBAC has at least $127,741,378 in the Trust Account (including, if applicable, an aggregate of approximately $4,944,024 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of March 15, 2021, between EBAC and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of EBAC, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect by EBAC or the Trustee, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated by EBAC. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the EBAC SEC Filings to be inaccurate or that would entitle any Person (other than shareholders of EBAC holding EBAC Common Stock sold in EBAC’s initial public offering who shall have elected to redeem their shares of EBAC Common Stock pursuant to EBAC’s Governing Documents and the underwriters of EBAC’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Acquisition Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all EBAC Share Redemptions. There are no material claims or material proceedings pending or, to the knowledge of EBAC, threatened with respect to the Trust Account. EBAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the First Merger Effective Time, the obligations of EBAC to dissolve or liquidate pursuant to EBAC’s Governing Documents shall terminate, and as of the First Merger Effective Time, EBAC shall have no obligation whatsoever pursuant to EBAC’s Governing Documents to dissolve and liquidate the assets of EBAC by reason of the consummation of the Transactions. To EBAC’s knowledge, as of the date hereof, following the First Merger Effective Time, no EBAC Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such EBAC Shareholder is exercising an EBAC Share Redemption. As of the date hereof, assuming the conditions set forth in Section 10.01 and Section 10.02 are satisfied, EBAC does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to EBAC on the Acquisition Closing Date.

Section 6.10.      Investment Company Act; JOBS Act. EBAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. EBAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 6.11.      Absence of Changes. Since March 31, 2022, (a) there has not been any event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of EBAC to consummate the Transactions and (b) EBAC has, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice.

Section 6.12.      No Undisclosed Liabilities. Except for any fees and expenses payable by EBAC as a result of or in connection with the consummation of the Transactions, as of the date of this Agreement, there is no liability, debt or obligation of or claim or judgment against EBAC (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (a) reflected or reserved for on the financial statements or disclosed in the notes thereto included in EBAC SEC Filings, (b) that have arisen since the date of the most recent balance sheet included in the EBAC SEC Filings in the ordinary course of business of EBAC, or (c) which would not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of EBAC to consummate the Transactions. This Section 6.12 shall not apply to Tax matters.

Section 6.13.      Capitalization of EBAC.

(a)            As of the date of this Agreement, the authorized share capital of EBAC is consists of (i) 200,000,000 shares of EBAC Class A Common Stock, of which 13,209,880 shares are issued and outstanding (including those underlying the EBAC Units), (ii) 20,000,000 shares of EBAC Class B Common Stock, of which 3,188,696 shares are issued and outstanding, and (iii) 1,000,000 preferred shares, par value $0.0001 per share, of which no shares are issued and outstanding (the foregoing clauses (i), (ii) and (iii) collectively, the “EBAC Securities”). The foregoing represents all of the issued and outstanding EBAC Securities as of the date of this Agreement. All issued and outstanding EBAC Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) EBAC’s Governing Documents, and (B) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, EBAC’s Governing Documents or any Contract to which EBAC is a party or otherwise bound.

(b)            As of the date of this Agreement, 4,251,595 EBAC Public Warrants (including those underlying the EBAC Units) and 151,699 EBAC Private Placement Warrants are issued and outstanding. All outstanding EBAC Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of EBAC, enforceable against EBAC in accordance with their terms, subject to the Enforceability Exception; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) EBAC’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, EBAC’s Governing Documents or any Contract to which EBAC is a party or otherwise bound. Except for the Subscription Agreements, any Additional Subscription Agreements, EBAC’s Governing Documents and this Agreement, there are no outstanding Contracts of EBAC to repurchase, redeem or otherwise acquire any EBAC Securities.

(c)            Other than in connection with the PIPE Investment or the Transactions, and except as set forth in this Section 6.13 as contemplated by this Agreement or the other documents contemplated hereby, or with the written consent of the Company, EBAC has not granted any outstanding options, stock appreciation rights, warrants, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, rights or other securities convertible into or exchangeable or exercisable for EBAC Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any EBAC Securities or the value of which is determined by reference to the EBAC Securities, and there are no Contracts of any kind which may obligate EBAC to issue, purchase, redeem or otherwise acquire any of its EBAC Securities.

Section 6.14.      Brokers’ Fee. No broker, finder, investment banker or other Person (except the Person(s) set forth on Section 6.13 of the EBAC Disclosure Letter) is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by EBAC or any of its Affiliates.

Section 6.15.      Indebtedness. EBAC does not have any Indebtedness other than Working Capital Loans. As of the date hereof, the balance of the Working Capital Loans is $0.00.

Section 6.16.      Taxes.

(a)            All income and other material Tax Returns required to be filed by or with respect to EBAC have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material amounts of Taxes of EBAC that are due and payable (whether or not shown on any Tax Return) have been fully and timely paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b)            EBAC has withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c)            EBAC does not have any liability for unpaid Taxes which has not been accrued for or reserved on the EBAC Financial Statements, other than any liability for unpaid Taxes that has been incurred since the end of the most recent fiscal year in the ordinary course of business.

(d)            There are no Liens for any material Taxes (other than Permitted Liens) upon the property or assets of EBAC.

(e)            No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against EBAC that remains unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(f)             There are no ongoing or pending Legal Proceedings with respect to any material Taxes of EBAC and EBAC has not received written notice from any Governmental Authority that any such Legal Proceeding is contemplated or pending. There are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of EBAC (other than pursuant to an extension of time to file a Tax Return of not more than seven months obtained in the ordinary course of business).

(g)            EBAC has not made a request for an advance Tax ruling, a request for administrative Tax relief, a request for technical Tax advice, a request for a change of any method of accounting or any similar request with respect to Taxes that is in progress or pending with any Governmental Authority.

(h)            EBAC is not a party to any Tax Sharing Agreement other than customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes.

(i)             EBAC has never been a member of an Affiliated Group and is not liable for Taxes of any other Person (other than EBAC) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes).

(j)             No written claim has been made by any Governmental Authority in a jurisdiction where the EBAC does not pay a particular type of Tax or file a particular type of Tax Return that it is or may be required to pay such type of Tax or file such type of Tax Return in such jurisdiction.

(k)            To EBAC’s Knowledge, EBAC does not have, nor has ever had, a permanent establishment in any country other than the country of its organization and is not, nor has ever been, subject to income Tax in a jurisdiction outside the country of its organization.

(l)             EBAC has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the prior two (2) years.

(m)             EBAC has not participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(n)            EBAC will not be required to include any material amount in taxable income or exclude any material item of deduction or loss from taxable income for any taxable period ending after the Acquisition Closing Date as a result of any (i) installment sale or open transaction disposition made prior to the Acquisition Closing outside the ordinary course of business, (ii) prepaid amount received or deferred revenue recognized prior to the Acquisition Closing outside the ordinary course of business, (iii) change in method of accounting for a taxable period ending on or prior to the Acquisition Closing Date, (iv) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed on or prior to the Acquisition Closing Date or (v) binding agreement with respect to Taxes with a Governmental Authority executed prior to the Acquisition Closing.

(o)            EBAC has not taken any action or agreed to take any action not contemplated by the Transactions, and to the knowledge of EBAC there are no facts or circumstances, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

Section 6.17.      Business Activities.

(a)            Since formation, EBAC has not conducted any business activities other than activities related to EBAC’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in EBAC’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon EBAC or to which EBAC is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of EBAC or any acquisition of property by EBAC or the conduct of business by EBAC or as currently conducted or as contemplated to be conducted as of the Acquisition Closing.

(b)            Except for the transactions contemplated by this Agreement and the Ancillary Agreements, EBAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, EBAC has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination (other than confidentiality agreements, term sheets, letters of intent or other customary agreements entered into in connection with review of potential initial business combinations conducted by EBAC, in each case which were entered into prior to the date hereof and which do not contain binding terms with respect to liabilities or obligations to effect a Business Combination).

(c)            As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), EBAC is not a party to any Contract with any other Person that would require payments by EBAC or any of its Subsidiaries after the date hereof in excess of $500,000 in the aggregate with respect to any individual Contract, other than Working Capital Loans.

Section 6.18.      Stock Market Quotation. As of the date hereof, the shares of EBAC Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the Nasdaq under the symbol “EBAC.” As of the date hereof, the EBAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “EBACW.” EBAC is in compliance with the rules of the Nasdaq and there is no Action or proceeding pending or, to the knowledge of EBAC, threatened against EBAC by the Nasdaq or the SEC with respect to any intention by such entity to deregister the shares of EBAC Class A Common Stock or EBAC Warrants or terminate the listing of shares of EBAC Class A Common Stock or EBAC Warrants on the Nasdaq. Neither EBAC nor its Affiliates has taken any action in an attempt to terminate the registration of the shares of EBAC Class A Common Stock or EBAC Warrants under the Exchange Act except as contemplated by this Agreement.

Section 6.19.      Investigation; No Other Representations.

(a)            EBAC, on its own behalf and on behalf of its representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Company and its Subsidiaries and (ii) it has been furnished with or given access to such documents and information about Company, its Subsidiaries and their respective businesses and operations as they and their respective representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.

(b)            In entering into this Agreement and the other Ancillary Agreements to which it is a party, EBAC has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 6 and in the Ancillary Agreements to which it is a party and no other representations or warranties of the Company, its Subsidiaries or any other Person, either express or implied, and EBAC, on its own behalf and on behalf of its representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 6 and in the Ancillary Agreements to which it is a party, neither EBAC nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby.

Section 6.20.      No Outside Reliance. Notwithstanding the delivery or disclosure (except in Article 4 or the Company Disclosure Letter) to EBAC or any of its respective representatives of any documentation or other information (including any financial projections or other supplemental details), EBAC and its directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that EBAC has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article 4, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Company as conducted after the Acquisition Closing, as contained in any materials provided by Company or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise, and no statement contained in any of such materials made or made in any such presentation of the business and affairs of the Company shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by EBAC in executing, delivery or performing this Agreement or the Transactions. Except as otherwise expressly set forth in this Agreement, EBAC understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article 4, with all faults and without any other representation or warranty of any nature whatsoever.

Section 6.21.      No Additional Representation or Warranties. Except as provided in this Article 6, neither EBAC nor its Affiliates, nor any of its directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any other information provided to the Company or its Affiliates. Except for the representations and warranties expressly set forth in this Article 6, it is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by or on behalf of the EBAC are not and shall not be deemed to be or to include representations or warranties of EBAC or any other person, and are not and shall not be deemed to be relied upon by the Company in executing, delivering or performing this Agreement or the Transactions.

Article 7
Covenants of the Company

Section 7.01.      Conduct of Business. From the date of this Agreement through the earlier of the Acquisition Closing or valid termination of this Agreement pursuant to Article 11 (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as explicitly contemplated by this Agreement or the Ancillary Agreements, as required by Law (including any COVID-19 Measures), for any COVID-19 Reasonable Response, as consented to by EBAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) or as set forth on Section 7.01 of the Company Disclosure Letter, use commercially reasonable efforts to (x) operate the business of the Company in the ordinary course of business consistent with past practice and (y) preserve intact the Company’s present business organization, retain the Company’s current officers, and preserve the Company’s relationships with its key suppliers and customers (if applicable). Without limiting the generality of the foregoing, except as explicitly contemplated by this Agreement or the Ancillary Agreements, as required by Law (including any COVID-19 Measures), for any COVID-19 Reasonable Response, as consented to by EBAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) or as set forth on Section 7.01 of the Company Disclosure Letter, the Company shall not, and the Company shall cause its Subsidiaries not to:

(a)            change or amend the Governing Documents of the Company or any Subsidiary of the Company, in each case, in a manner adverse in any material respect to EBAC, New Parent, Merger Sub 1, Merger Sub 2 or Merger Sub 3;

(b)            make or declare any dividend or distribution to the equityholders of Company or make any other distributions in respect of any shares of the Company Share Capital or the Equity Securities of the Company or any Subsidiary of the Company (other than any dividends or distributions between or among the Company and any of its Subsidiaries);

(c)            split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company or any Subsidiary of the Company’s capital stock or Equity Securities, except with respect to any split, combination, reclassification or recapitalization of any shares or series of any Subsidiary of the Company’s capital stock or Equity Securities, in a manner not adverse in any material respect to the Company or any Subsidiary of the Company;

(d)            purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other Equity Securities of the Company or any Subsidiary of the Company, except for (i) the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other Equity Securities of the Company or its Subsidiaries, or (ii) transactions between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company;

(e)            acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(f)             sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of the Company or its Subsidiaries, except for (i) dispositions of obsolete or worthless equipment, (ii) transactions among the Company and its Subsidiaries or among its Subsidiaries, (iii) transactions in the ordinary course of business consistent with past practice or (iv) transactions involving assets or properties that are sold, assigned, transferred, conveyed, leased or otherwise disposed of at or above fair market value (as reasonably determined by EBAC) and that in the aggregate generate less than 5% of the consolidated EBITDA of the Company and its Subsidiaries for the most recent four completed consecutive fiscal quarters ending prior to the consummation of such transaction;

(g)            (i) issue or sell any debt securities of the Company or any Subsidiary of the Company or otherwise incur or assume any Indebtedness, or (ii) guarantee any Indebtedness of another Person, in each case, except (x) in the ordinary course of business consistent with past practice or (y) for the issuance, sale, or incurrence of debt securities or Indebtedness used to refinance existing Indebtedness;

(h)            (i) fail to timely pay all material Taxes that become due and payable, (ii) make, change or revoke any election in respect of material Taxes, (iii) adopt or request permission of any Governmental Authority to change any material method of accounting in respect of Taxes, (iv) settle or compromise any material Tax liability, (v) enter into any material agreement in respect of Taxes with a Governmental Authority, (vi) enter into any Tax Sharing Agreement (other than any such agreement solely among the Company and its Subsidiaries and customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes) or (vii) amend, modify or otherwise change in a material respect any filed Tax Return unless required by applicable Law, or (viii) consent to any extension or waiver of the statute of limitations regarding any material amount of Taxes;

(i)             take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(j)             (i) issue, sell, or otherwise dispose of any existing or additional shares of Company Share Capital or securities exercisable for or convertible into shares of Company Share Capital, other than (1) in respect of the PIPE Investment, including for the avoidance of doubt, the issuance of New Parent Shares, warrants or other securities pursuant to a Subscription Agreement or an Additional Subscription Agreement or (2) in connection with the exercise of Company Options outstanding on the date of this Agreement or (ii) grant any Company Options or other equity or equity-based compensation;

(k)            Except (w) as required under the existing terms of any Company Benefit Plan, as in effect on the date of this Agreement, (x) as required by this Agreement, (y) as required by any applicable Law or (z) in the ordinary course of business consistent with past practice, (i) adopt, enter into, terminate or materially amend or modify any material Company Benefit Plan, (ii) increase the compensation payable to any Service Provider, (iii) accelerate any payment, right to payment, vesting or benefit, or the funding of any payment, right to payment, vesting or benefit, payable or to become payable to any Service Provider or (iv) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any Service Provider;

(l)             adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Subsidiary of the Company (other than the Acquisition Transactions);

(m)             terminate without replacement or fail to use commercially reasonable efforts to maintain any License material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(n)            enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Affiliate Agreements, other than as required by Law

(o)            sell, assign, transfer, abandon, permit to lapse, dispose of, license, sublicense, modify, terminate, create or incur any Lien on, or otherwise fail to take any action necessary to maintain, enforce or protect, any Company IP, other than granting non-exclusive licenses in the ordinary course of business consistent with past practice; or

(p)            enter into any agreement to do any action prohibited under this Section 7.01.

Section 7.02.      Inspection. Subject to confidentiality obligations (whether contractual, imposed by applicable Law or otherwise) that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, the Company shall, and shall cause its Subsidiaries to, afford to EBAC and its accountants, counsel and other representatives reasonable access during the Interim Period (for purposes of consummating the Transactions), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries; provided that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company. All information obtained by EBAC or its representatives pursuant to this Section 7.02 shall be subject to the Confidentiality Agreement.

Section 7.03.      Preparation and Delivery of Additional Company Financial Statements.

(a)            If the First Merger Effective Time has not occurred prior to the date the Audited Financial Statements become stale for purposes of Regulation S-X of the Securities Act (the “Staleness Date”), the Company shall use its commercially reasonable efforts to deliver to EBAC, as soon as reasonably practicable following the Staleness Date, the unaudited interim consolidated statement of financial position as of September 30, 2022 and the related unaudited interim statements of comprehensive income, changes in equity, and cash flows for the 9-month period ended September 30, 2022 of the Company and its Subsidiaries (the “Q3 2022 Financial Statements”), together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided that upon delivery of such Q3 2022 Financial Statements, the representations and warranties set forth in Section 4.08 shall be deemed to apply to the Q3 2022 Financial Statements with the same force and effect as if made as of the date of this Agreement.

(b)            The Company shall use its commercially reasonable efforts to cause its independent auditors to provide any necessary consents to the inclusion of the financial statements set forth in Section 4.08 and this Section 7.03 in EBAC’s filings with the SEC in accordance with the applicable requirements of federal securities Laws.

Section 7.04.      Affiliate Agreements. At or prior to the Acquisition Closing, the Company shall terminate or settle, or cause to be terminated or settled, without further liability to EBAC or any of its Affiliates, the Company or any of the Company’s Subsidiaries, all Affiliate Agreements of the Company (other than any such agreements set forth in Section 7.04 of the Company Disclosure Letter) and provide EBAC with evidence of such termination or settlement reasonably satisfactory to EBAC.

Section 7.05.      Acquisition Proposals. From the date hereof until the Acquisition Closing Date or, if earlier, the termination of this Agreement in accordance with Article 11, the Company and its Subsidiaries shall not, and the Company shall instruct and use its commercially reasonable efforts to cause its representatives, not to (a) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of the Company’s Subsidiaries in connection with an Acquisition Proposal, (b) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (c) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state relating to an Acquisition Proposal, or (d) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal. From and after the date hereof, the Company shall, and shall instruct its Subsidiaries, officers and directors and representatives acting on its behalf or on behalf of its Subsidiaries (as applicable) to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to any Acquisition Proposal (other than the Parties and their respective representatives).

Section 7.06.      Subsidiary Member Approval. As promptly as reasonably practicable following the consummation of the transactions contemplated by Section 8.08, New Parent, as the sole shareholder of each of Merger Sub 1, Merger Sub 2 and Merger Sub 3 will approve and adopt this Agreement, the Ancillary Agreements to which New Parent is or will be a party and the transactions contemplated hereby and thereby (including the Acquisition Transactions).

Section 7.07.      Stock Exchange Listing of New Parent Shares. EBAC shall cause New Parent to, and New Parent shall, use its commercially reasonable efforts to cause New Parent Shares issuable in accordance with this Agreement to be approved for listing on the Stock Exchange (and EBAC and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Acquisition Closing Date and to cause New Parent to satisfy any applicable initial and continuing listing requirements of the Stock Exchange, subject to any available exemptions or phase-in periods.

Section 7.08.      EBAC D&O Indemnification and Insurance.

(a)            Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of past or present directors, officers, members, managers and employees of EBAC, as provided in an EBAC’s Governing Documents or otherwise in effect as of the date of the Acquisition Closing, in either case, solely with respect to any matters occurring on or prior to the Acquisition Closing, shall survive the Transactions and shall continue in full force and effect from and after the Acquisition Closing for a period of six years and (ii) New Parent will perform and discharge all obligations to provide such indemnity and exculpation during such six-year period. To the maximum extent permitted by applicable Law, during such six-year period, New Parent shall advance expenses in connection with such indemnification as provided in EBAC’s Governing Documents or other applicable agreements. The indemnification and liability limitation or exculpation provisions of EBAC’s Governing Documents or other applicable agreements shall not, during such six-year period, be amended, repealed or otherwise modified after the Acquisition Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Acquisition Closing or at any time prior to the Acquisition Closing, were or are directors, officers, members, managers or employees of EBAC (the “EBAC D&O Persons”) to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to Acquisition Closing and relating to the fact that such EBAC D&O Person was a director, officer, member, manager or employee of EBAC at or prior to the Acquisition Closing, unless such amendment, repeal or other modification is required by applicable Law.

(b)            New Parent shall not have any obligation under this Section 7.08 to any EBAC D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such EBAC D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c)            New Parent shall purchase, at or prior to the Acquisition Closing, and maintain in effect for a period of six (6) years after the Acquisition Closing Date, without lapses in coverage, a “tail” insurance policy(ies) providing directors’ and officers’ liability and fiduciary liability insurance coverage for the benefit of those Persons who are covered by any comparable insurance policy(ies) of EBAC as of the date hereof with respect to matters occurring on or prior to the Acquisition Closing. Such “tail” insurance policy(ies) shall provide coverage on terms (including with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under EBAC’s directors’ and officers’ liability and fiduciary liability insurance policy(ies) as of the Acquisition Closing; provided that New Parent shall not be required to pay a premium for such “tail” insurance policy(ies) in excess of 250% of the most recent annual premium paid by EBAC prior to the date of this Agreement and, in such event, New Parent shall purchase the maximum coverage available for 250% of the most recent annual premium paid by EBAC prior to the date of this Agreement.

(d)            If New Parent or any of its respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of New Parent or the Company or any of its Subsidiaries shall assume all of the obligations set forth in this Section 7.08.

(e)            The EBAC D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 7.08 are intended to be third-party beneficiaries of this Section 7.08. This Section 7.08 shall survive the consummation of the Transactions and shall be binding on all successors and assigns of New Parent, the Company and the Company’s Subsidiaries.

Section 7.09.      Agent Deliverables. The Company shall: (a) cause its chief executive officer or the president of the Company and the chief financial or chief accounting officer of the Company to deliver to the Placement Agents and the Financial Advisor a certificate on behalf of the Company certifying that (I) the representations and warranties of the Company contained in this Agreement are true and correct in all material respects (except for those representations and warranties which are qualified as to materiality, in which case, such representations and warranties shall be true and correct in all respects) as of the date when made and as of the date of such certificate, as though made on and as of such date, except for such representations and warranties that speak as of a specific date, except to the extent otherwise disclosed in the Proxy Statement/Registration Statement and (II) the Registration Statement and any amendments thereto conformed in all material respects to the requirements of the Securities Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (b) use reasonable best efforts to cause its independent auditors to deliver to the PIPE Placement Agents and Financial Advisor a comfort letter in a form that is generally provided to underwriters in connection with underwritten public offerings of securities, and (c) use reasonable best efforts to cause its counsel to deliver a customary negative assurance letter in respect of the Proxy Statement/Registration Statement in a form that is generally provided to underwriters in connection with underwritten public offerings of securities, in each case in form and substance reasonably satisfactory to the Placement Agents and Financial Advisor, with each of the deliverables set forth in clauses (a), (b) and (c) to be provided: (1) on the date of the effectiveness of the Registration Statement and (2) on the date of the EBAC Shareholders’ Meeting, each dated the date of delivery.

Article 8
Covenants of EBAC

Section 8.01.      Trust Account Proceeds and Related Available Equity.

(a)            EBAC shall take all necessary and appropriate actions to release and make available all of the remaining funds from the Trust Account, after payments for any deferred underwriting commissions and the EBAC Share Redemptions, including (1) providing notice to the Trustee of the anticipated Acquisition Closing Date for the purpose of unwinding any non-cash assets in the Trust Account, sufficiently in advance of the Acquisition Closing Date and in accordance with the terms of the Trust Agreement, (2) upon satisfaction or waiver of the conditions set forth in Article 10, (i) in accordance with and pursuant to the Trust Agreement, at the Acquisition Closing, EBAC (A) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (B) shall use its commercially reasonable efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (I) pay as and when due all amounts payable to EBAC Shareholders pursuant to the EBAC Share Redemptions (II) pay any deferred underwriting commissions, and (III) pay all remaining amounts then available in the Trust Account to New Parent for immediate use, subject to this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 8.02.      De-Listing. Prior to the Acquisition Closing, EBAC shall cooperate with the Company and, with respect to EBAC, shall use its commercially reasonable efforts to take, or cause to be taken, all actions reasonably necessary to de-list all securities of EBAC from the Stock Exchange and de-register such securities under the Exchange Act as soon as practicable following the First Merger Effective Time.

Section 8.03.      No Solicitation by EBAC. From the date hereof until the Acquisition Closing Date or, if earlier, the termination of this Agreement in accordance with Article 11, EBAC shall not, and shall cause its Subsidiaries not to, and EBAC shall instruct its and their representatives acting on its and their behalf, not to, (a) make any proposal or offer that constitutes a Business Combination Proposal, (b) initiate any discussions or negotiations with any Person with respect to a Business Combination Proposal, (c) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal or (d) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make a Business Combination Proposal, in each case, other than to or with the Company and its respective representatives. From and after the date hereof, EBAC shall, and shall instruct and cause its officers and directors and representatives acting on its behalf, its Subsidiaries and their respective representatives (acting on their behalf) to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its representatives).

Section 8.04.      EBAC Conduct of Business.

(a)            During the Interim Period, EBAC shall, except as explicitly contemplated by this Agreement (including as contemplated by any of the Subscription Agreements, any of the Additional Subscription Agreements or in connection with the PIPE Investment) or the Ancillary Agreements, as required by Law or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except as explicitly contemplated by this Agreement (including as contemplated by any of the Subscription Agreements, any of the Additional Subscription Agreements or in connection with the PIPE Investment) or the Ancillary Agreements, as required by Law or as consented to by the Company in writing (which consent, except with respect to clause (xii), shall not be unreasonably conditioned, withheld, delayed or denied), EBAC shall not:

(i)            change, modify, amend or terminate (or seek any approval from the EBAC Shareholders to) the Trust Agreement, the Subscription Agreements, the Non-Redemption Agreements or the Governing Documents of EBAC, except as contemplated by the Transaction Proposals or Extension Proposal;

(ii)            withdraw any funds from the Trust Account, other than as permitted by the Trust Agreement;

(iii)            except as contemplated by the Transaction Proposals (including any adjustment made with respect to the New Parent Warrants in the Warrant Conversion), (A) make or declare any dividend or distribution to the shareholders of EBAC or make any other distributions in respect of any of EBAC’s capital stock, share capital or equity interests, (B) split, combine, reclassify or otherwise amend any terms of any shares or series of EBAC’s capital stock or equity interests, or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of EBAC, other than a redemption of shares of EBAC Class A Common Stock made as part of the EBAC Share Redemptions;

(iv)            enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of EBAC (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of five percent (5%) or greater);

(v)            (i) fail to timely pay all material Taxes that become due and payable, (ii) make, change or revoke any election in respect of material Taxes, (iii) adopt or request permission of any Governmental Authority to change any material method of accounting in respect of Taxes, (iv) settle or compromise any material Tax liability, (v) enter into any material agreement in respect of Taxes with a Governmental Authority, (vi) enter into any Tax Sharing Agreement (other than customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes) or (vii) amend, modify or otherwise change in a material respect any filed Tax Return unless required by applicable Law, or (viii) consent to any extension or waiver of the statute of limitations regarding any material amount of Taxes;

(vi)            take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(vii)            issue or sell any debt securities or warrants or other rights to acquire any debt securities of EBAC or otherwise incur or assume any Indebtedness, or guarantee any Indebtedness of another Person, other than (x) fees and expenses incurred in support of the transactions contemplated by this Agreement and the Ancillary Agreements, (y) any adjustment made with respect to the New Parent Warrants in the Warrant Conversion or (z) in support of the ordinary course operations of EBAC (which the parties agree shall include any Indebtedness in respect of any Working Capital Loan incurred in the ordinary course of business, subject to Section 8.04(a)(xii) below);

(viii)            (A) issue any EBAC Securities or securities exercisable for or convertible into EBAC Securities, other than (x) in respect of the PIPE Investment, including for the avoidance of doubt, EBAC Class A Common Stock, warrants or other securities pursuant to an Additional Subscription Agreement, and (y) to effect a transfer or agreement to transfer (which may be effectuated as a forfeiture to EBAC and reissuance by EBAC) of EBAC Class A Common Stock or EBAC Class B Common Stock by Sponsor to an investor pursuant to a Subscription Agreement or an Additional Subscription Agreement, in the case of an Additional Subscription Agreement, entered into with the prior written consent of the Company, not to be unreasonably withheld, conditioned or delayed, (B) grant any options, warrants or other equity-based awards with respect to EBAC Securities not outstanding on the date hereof, except as provided for in clause (x) and (y) above, or (C) amend, modify or waive any of the material terms or rights set forth in any EBAC Warrant or the EBAC Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein except for any adjustment made with respect to the New Parent Warrants in the Warrant Conversion;

(ix)            acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(x)            adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(xi)            change EBAC’s methods of accounting in any material respect, other than changes that are required by any securities Law or any order, directive, guideline, recommendation, statement, comment or guidance issued, passed, approved, published, promulgated or released by, the SEC, following reasonable prior consultation with the Company;

(xii)            incur Working Capital Loans other than the incurrence of Working Capital Loans such that the aggregate outstanding Working Capital Loans (including those incurred prior to the date of this Agreement) do not exceed $1,000,000 in the aggregate after such incurrence; or

(xiii)            enter into any agreement to do any action prohibited under this Section 8.04.

(b)            During the Interim Period, EBAC shall use commercially reasonably efforts to materially comply with, and continue materially performing under, as applicable, the Trust Agreement and all other agreements or Contracts to which EBAC may be a party.

Section 8.05.      EBAC Public Filings. From the date hereof through the First Merger Effective Time, EBAC will keep current and timely file all reports required to be filed or furnished with the SEC (including any amendment or restatement of any report previously filed or furnished to the extent necessary to respond to comments or other guidance, whether formal or informal from the SEC) and otherwise comply in all material respects with its reporting obligations under applicable Laws. Any report filed by EBAC with the SEC after the date hereof shall be considered an EBAC SEC Filing for the purposes of this Agreement.

Section 8.06.      Shareholder Litigation. In the event that any litigation related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is brought, or, to the knowledge of EBAC, threatened in writing, against EBAC or the EBAC Board by any of the EBAC Shareholders prior to the Acquisition Closing, EBAC shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. EBAC shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

Section 8.07.      New Parent Corporate Documents. As soon as reasonably practical after the date hereof, EBAC shall cause all Swiss corporate documents of New Parent to be submitted for formal positive pre-clearance (Vorprüfung / examen préliminaire) from the commercial register of the Canton of Zug. EBAC and New Parent shall use their commercially reasonable efforts to procure that the relevant corporate documents will be pre-registered (vorerfasst / pré-enregistrés) by the commercial register of the Canton of Zug in the expedited pre-registration procedure (Vorerfassungsverfahren / procédure de pré-enregistrement) when submitted to the commercial register of the Canton of Zug on the Acquisition Closing Date.

Section 8.08.      Corporate Formation. The following shall occur as soon as practicable following the execution of this Agreement as set forth below:

(a)            EBAC shall form New Parent as a public limited liability company (société anonyme) incorporated and existing under the laws of Switzerland that will be a direct wholly owned subsidiary of EBAC;

(b)            New Parent shall form Merger Sub 1 as a new Cayman Islands exempted company that will be a direct wholly owned subsidiary of New Parent;

(c)            New Parent shall form Merger Sub 2 as a new Cayman Islands exempted company that will be a direct wholly owned subsidiary of New Parent;

(d)            New Parent shall form Merger Sub 3 as a new public limited liability company (société anonyme) incorporated and existing under the laws of Switzerland that will be a direct wholly owned subsidiary of New Parent;

(e)            Following the formation of New Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3, EBAC, in the case of New Parent, and New Parent, in the case of Merger Sub 1, Merger Sub 2 and Merger Sub 3, shall cause New Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3, as applicable, to become a party to this Agreement by executing a joinder agreement, in form and substance reasonably satisfactory to each of New Parent and the Company; and

(f)             New Parent shall cause each of Merger Sub 1, Merger Sub 2 and Merger Sub 3 to approve and adopt resolutions similar in substance to those resolutions of New Parent contemplated by Section 5.02(b).

Section 8.09.      Agent Deliverables. EBAC shall: (a) cause its chief executive officer or the president of EBAC and the chief financial or chief accounting officer of EBAC to deliver to the Placement Agents and Financial Advisor a certificate certifying that (I) the representations and warranties of EBAC contained in this Agreement are true and correct in all material respects (except for those representations and warranties which are qualified as to materiality, in which case, such representations and warranties shall be true and correct in all respects) as of the date when made and as of the date of such certificate, as though made on and as of such date, except for such representations and warranties that speak as of a specific date, except to the extent otherwise disclosed in the Proxy Statement/Registration Statement and (II) the Registration Statement and any amendments thereto conformed in all material respects to the requirements of the Securities Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (b) use reasonable best efforts to cause its independent auditors to deliver to the PIPE Placement Agents and Financial Advisor a comfort letter in a form that is generally provided to underwriters in connection with underwritten public offerings of securities, (c) use reasonable best efforts to cause its counsel to deliver a customary negative assurance letter in respect of the Proxy Statement/Registration Statement in a form that is generally provided to underwriters in connection with underwritten public offerings of securities, in each case in form and substance reasonably satisfactory to the Placement Agents and Financial Advisor, and (d) use reasonable best efforts to obtain from counsel to the Placement Agents delivery of a customary negative assurance letter in respect of the Proxy Statement/Registration Statement, in each case in form and substance satisfactory to the Placement Agents and Financial Advisor, with each of the deliverables set forth in clauses (a), (b) and (c) to be provided: (1) on the date of the effectiveness of the Registration Statement and (2) on the date of the EBAC Shareholders’ Meeting, each dated the date of delivery.

Section 8.10.      Extension of Time to Consummate a Business Combination.

(a)            If EBAC and the Company determine in good faith by December 15, 2022 that it is probable the Acquisition Closing will not occur prior to the Agreement End Date, EBAC and the Company shall cooperate to prepare and, not later than fifteen (15) Business Days after the date of such mutual determination (or such other date as the parties may agree in writing), shall file with the SEC a mutually acceptable proxy statement (such proxy statement, together with any amendments or supplements thereto, the “Extension Proxy Statement”) to amend the EBAC Articles, on terms and conditions agreed by the parties, to (i) extend the period of time EBAC is afforded under the EBAC Articles and the Prospectus to consummate an initial business combination for an additional three months, from March 18, 2023 to June 18, 2023 (or such earlier date as the parties may agree in writing) (the “Initial Extension Date”) and (ii) provide that EBAC may extend the Initial Extension Date one time by an additional three months (for a total of up to 30 months to complete an initial business combination) if the Sponsor provides five (5) days’ advance notice prior to the applicable deadline (the “Extension Proposal”). EBAC shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Extension Proxy Statement, and any amendment or supplement thereto, and any responses to comments from the SEC or its staff or the provision of additional information in connection therewith, prior to filing or delivery of the same with or to the SEC. The EBAC Parties, with the assistance of the Company, will promptly respond to any SEC comments on the Extension Proxy Statement and will use all commercially reasonable efforts to cause the Extension Proxy Statement to be cleared by the SEC as promptly as practicable after such filing. The EBAC Parties will advise the Company reasonably promptly after: (A) the time when the Extension Proxy Statement has been filed; (B) in the event the Extension Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; (C) in the event the preliminary Extension Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (D) the filing of any supplement or amendment to the Extension Proxy Statement; (E) any request by the SEC for amendment of the Extension Proxy Statement; (F) any comments from the SEC relating to the Extension Proxy Statement and responses thereto (and shall provide the Company with a copy or, in the case of oral communications, summary of such comments); (G) requests by the SEC for additional information (and shall provide the Company with a copy or, in the case of oral communications, summary of such request); and (H) any other communication, whether written or oral, from the SEC (and shall provide the Company with a copy or, in the case of oral communications, summary of such communication).

(b)            Each party shall promptly correct any information provided by it for use in the Extension Proxy Statement if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws.

(c)            As promptly as practicable after the Extension Proxy Statement is cleared by the SEC, EBAC shall distribute the Extension Proxy Statement to the EBAC Shareholders and (x) shall duly call and give notice of special meeting of the EBAC Shareholders (the “Extension Shareholders’ Meeting”) in accordance with the EBAC Articles and the Cayman Companies Act for a date no later than forty-five (45) days after such notice, subject to EBAC’s right to adjourn the Extension Shareholders’ Meeting as provided in this Agreement, (y) subject to the other provisions of this Agreement, shall solicit proxies from the EBAC Shareholders to vote in favor of the Extension Proposal, and shall duly convene and hold the Extension Shareholders’ Meeting, and (z) shall provide its shareholders with the opportunity to elect to convert their EBAC Common Stock into a pro rata portion of the Trust Account in connection with the extension as provided for in the EBAC Articles. EBAC may only adjourn the Extension Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining approval of the Extension Proposal or to take steps to reduce the number of shares of EBAC Common Stock issued in the IPO as to which the holders thereof elect to convert such shares into a pro rata portion of the Trust Account in connection with the extension as provided for in the EBAC Articles, (ii) if a quorum is not present at the Extension Shareholders’ Meeting, (iii) to amend the Extension Proposal, subject to the Company’s consent, not to be unreasonably withheld, conditioned or delayed, or (iv) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that EBAC has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the EBAC Shareholders prior to the Extension Shareholders’ Meeting; provided that the Extension Shareholders’ Meeting is reconvened as promptly as practical thereafter. EBAC agrees that if the approval of the Extension Proposal shall not have been obtained at any such Extension Shareholders’ Meeting, then EBAC shall continue until the Agreement End Date to take all such necessary actions and hold additional Extension Shareholders’ Meetings in order to obtain the approval of the Extension Proposal by the Agreement End Date.

(d)            The EBAC Parties shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the Cayman Companies Act in the preparation, filing and distribution of the Extension Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Extension Shareholders’ Meeting. Without limiting the foregoing, EBAC Parties and the Company shall each ensure that the Extension Proxy Statement does not, as of the date on which it is first distributed to EBAC Shareholders and the holders of the Company Securities, and as of the date of the Extension Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in light of the circumstances under which they were made, not misleading (provided that no party shall be responsible for the accuracy or completeness of any information relating to another party or any other information furnished by another party for inclusion in the Extension Proxy Statement).

(e)            EBAC, acting through the EBAC Board, shall include in the Extension Proxy Statement the EBAC Board’s recommendation that EBAC Shareholders vote in favor of the Extension Proposal, and shall otherwise use reasonable best efforts to obtain approval thereof. Neither the EBAC Board nor any committee or agent or representative thereof shall withdraw (or modify in a manner adverse to the Company), or propose to withdraw (or modify in a manner adverse to the Company) the EBAC Board’s recommendation that the EBAC Shareholders vote in favor of the adoption of the Extension Proposal.

Article 9
Joint Covenants

Section 9.01.      Efforts to Consummate.

(a)            Subject to the terms and conditions herein provided, each of EBAC, New Parent, Merger Sub 1, Merger Sub 2, Merger Sub 3 and the Company shall, and the Company shall cause its Subsidiaries to: (i) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all Governmental Authorizations required to be obtained in connection with the Transactions, (ii) use commercially reasonable efforts to take, or cause to be taken, and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as practicable the Transactions, including using commercially reasonable efforts to obtain all material Governmental Authorizations that any of EBAC, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions; provided that in no event shall New Parent, EBAC, the Merger Sub 1, Merger Sub 2, Merger Sub 3, the Company or its Subsidiaries be obligated to bear any material expense, pay any material fee or grant any material concession in connection with obtaining any such approvals (other than any required filing fees in connection therewith); provided, however, that each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such approvals, and (iii) take such other action as may reasonably be necessary or as any other Party may reasonably request to satisfy the conditions of the other Parties set forth in Article 10 or otherwise to comply with this Agreement. The Parties shall promptly inform the other of any substantive communication between any itself, and any Governmental Authority regarding any of the Transactions. Without limiting the foregoing, each Party and their respective Affiliates shall not enter into any agreement with any Governmental Authority not to consummate the Transactions, except with the prior consent of the other Parties. Nothing in this Section 9.01 obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of the Company or any of its Subsidiaries or any entity, facility or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. Without limiting in any respect the Parties’ obligations under this Section 9.01, the Company shall have the right to direct, devise and implement the strategy with respect to obtaining Governmental Authorizations in accordance with this Section 9.01; provided EBAC is provided prompt notice by the Company of material communications and developments with respect to such process; provided, further, that the Company shall not be permitted to consent to any action, omission, undertaking, commitment or agreement with any Governmental Authority to the extent that such action, omission, undertaking, commitment or agreement requires any action, omission, commitment, undertaking or agreement by EBAC or its Affiliates without the prior written consent of EBAC.

(b)            From and after the date of this Agreement until the earlier of the Acquisition Closing or termination of this Agreement in accordance with its terms, the Parties shall give counsel for the other Parties a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed material written communication to any Governmental Authority relating to the Transactions, including in respect of any Tax rulings related thereto. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person, videoconference, or by telephone with any Governmental Authority in connection with the Transactions, including in respect of any Tax rulings related thereto, unless, to the extent not prohibited by such Governmental Authority, it consults with the other Parties, in advance. Each of the Parties shall use commercially reasonable efforts to provide (or use commercially reasonable efforts to cause its Affiliates provide) to the other Parties reasonable information or documents in such Party’s possession and within its control as are necessary or required for the preparation of any filings, notifications or submissions in connection with all Governmental Authorizations required to be obtained in connection with the Transactions. Notwithstanding the foregoing, any materials shared may be redacted before being provided to the other Parties (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to avoid disclosure of other competitively sensitive information or to address reasonable privilege or confidentiality concerns.

Section 9.02.      Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.

(a)            As promptly as practicable following the execution and delivery of this Agreement, the Company, New Parent and EBAC shall prepare, with the assistance of the Company, and cause to be filed with the SEC by New Parent a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the New Parent Shares to be issued under this Agreement as part of the New Parent Interests Consideration and Company Consideration and the New Parent Warrants (and the New Parent Shares issuable upon exercise thereof). Each of EBAC and the Company shall use its commercially reasonable efforts to cause the Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Acquisition Transactions. Each of EBAC and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement. Promptly after the Registration Statement is declared effective under the Securities Act, EBAC will cause the Proxy Statement to be mailed to shareholders of EBAC. The Company and EBAC shall each pay one half of all fees and expenses incurred in connection with the preparation and filing of the Registration Statement and the receipt of stock exchange approval in connection with the listing of New Parent Shares to be issued as part of the New Parent Interests Consideration and the New Parent Warrants (and the New Parent Shares issuable upon exercise thereof), other than fees and expenses of advisors (which shall be borne by the party incurring such fees).

(b)            Each of EBAC, New Parent and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If EBAC, New Parent or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other parties and (ii) EBAC and New Parent, on the one hand, and the Company, on the other hand, shall reasonably cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) an amendment or supplement to the Registration Statement. EBAC, New Parent and the Company shall use commercially reasonable efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of EBAC Common Stock pursuant to applicable Law and subject to the terms and conditions of this Agreement and EBAC’s Governing Documents. Each of the Company, New Parent and EBAC shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that New Parent receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other Parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(c)            EBAC, New Parent and the Company agree to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) approval of the Transactions, including the Business Combination (as defined in EBAC’s Governing Documents) and the adoption and approval of this Agreement (the “Transaction Proposal”), (ii) adjournment of the special meeting (the “EBAC Shareholders’ Meeting”), if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals (the “Adjournment Proposal”) and (iii) approval of any other proposals required by applicable securities Laws or Nasdaq listing rules or reasonably agreed by EBAC and the Company to be necessary or appropriate in connection with the Transactions (the “Additional Proposal” and together with the Transaction Proposal and the Adjournment Proposal, the “Transaction Proposals”). Without the prior written consent of the Company, the Transaction Proposals shall be the only matters (other than procedural matters) which EBAC shall propose to be voted on by the EBAC Shareholders at the EBAC Shareholders’ Meeting.

(d)            EBAC shall use commercially reasonable efforts to, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) duly call, give notice of, convene and hold the EBAC Shareholders’ Meeting, (ii) cause the Proxy Statement to be disseminated to EBAC Shareholders in compliance with applicable Law and (iii) solicit proxies from the holders of EBAC Common Stock to vote in accordance with the recommendation of the EBAC Board with respect to each of the Transaction Proposals. EBAC shall, through the EBAC Board, recommend to its shareholders that they approve the Transaction Proposals (the “EBAC Board Recommendation”) and shall include the EBAC Board Recommendation in the Proxy Statement. The EBAC Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the EBAC Board Recommendation (together with any withdrawal, amendment, qualification or modification of its recommendation to the shareholders of EBAC described in the Recitals hereto, a “Modification in Recommendation”); provided that the EBAC Board may make a Modification in Recommendation prior to receipt of the EBAC Shareholder Approval if, and only if, the EBAC Board determines in consultation with EBAC’s outside legal counsel that failure to make a Modification in Recommendation would be inconsistent with the fiduciary duties of the EBAC Board under applicable Laws; provided, further, that the EBAC Board shall not be entitled to make, or agree or resolve to make, a Modification in Recommendation unless (x) EBAC has provided the Company with a written notice (a “Modification in Recommendation Notice”) advising the Company that the EBAC Board proposes to take such action and containing the material facts underlying the EBAC Board’s determination that a Modification in Recommendation is required hereunder (in each case, it being acknowledged that such Modification in Recommendation Notice shall not itself constitute a breach of this Agreement), and (y) at or after 5:00 p.m. on the fourth (4th) Business Day immediately following the day on which EBAC delivered the Modification in Recommendation Notice (such period from the time the Modification in Recommendation Notice is provided until 5:00 p.m. on the fourth (4th) Business Day immediately following the day on which EBAC delivered the Modification in Recommendation Notice  (the “Modification in Recommendation Notice Period”)), the EBAC Board reaffirms in good faith (after consultation with its outside counsel) that the failure to make a EBAC Modification in Recommendation would be inconsistent with its fiduciary duties under applicable Law. If requested by the Company, EBAC will and will use its reasonable best efforts to cause its Representatives to, during the Modification in Recommendation Notice Period, engage in good faith negotiations with the Company and its Representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for a Modification in Recommendation.  EBAC’s obligations under Section 9.02(c) to call and hold the EBAC Shareholders’ Meeting with respect to all Transaction Proposals shall not be affected by any Modification in Recommendation.  For the avoidance of doubt, in the event of a Modification in Recommendation, EBAC shall continue to submit this Agreement to the EBAC Shareholders for approval at the EBAC Shareholders’ Meeting unless this Agreement shall have been terminated in accordance with its terms prior to the EBAC Shareholders’ Meeting.

(e)            EBAC may postpone the EBAC Shareholders’ Meeting, or adjourn the EBAC Shareholders’ Meeting opened in accordance with EBAC’s Governing Documents, on one or more occasions for up to twenty (20) Business Days in the aggregate after the date for which the EBAC Shareholders’ Meeting was originally scheduled upon the good faith determination by the EBAC Board that such postponement or adjournment, as the case may be, is necessary to (i) solicit additional proxies to obtain the EBAC Shareholder Approval, (ii) obtain a quorum if one is not present at any then scheduled EBAC Shareholders’ Meeting, (iii) ensure that any supplement or amendment to the Proxy Statement that is required by applicable Law is provided to the EBAC Shareholders with adequate time for review prior to the EBAC Shareholders’ Meeting, or (iv) otherwise take actions consistent with EBAC’s obligations under Section 9.03.

Section 9.03.      Support of Transaction. Without limiting any covenant contained in Article 7, or Article 8, EBAC and the Company shall each, and each shall cause its respective Subsidiaries to (a) use commercially reasonable efforts to obtain as soon as practicable all material consents and approvals of third parties (including any Governmental Authority) that any of EBAC, or the Company or their respective Affiliates are required to obtain in order to consummate the Acquisition Transactions, and (b) take such other action as soon as practicable as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions to the obligations of the other parties set forth in Article 10 or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable and in accordance with all applicable Law.

Section 9.04.      Cooperation; Consultation.

(a)            Prior to Acquisition Closing, each of the Company, New Parent and EBAC shall, and each of them shall cause its respective Subsidiaries and Affiliates (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with the PIPE Investment or any other financing arrangement the parties may mutually agree to seek in connection with the Transactions (it being understood and agreed that the consummation of any such financing by the Company, New Parent or EBAC shall be subject to the parties’ mutual agreement), including (i) by providing such information and assistance as the other party may reasonably request (including the Company and EBAC providing such financial statements and other financial data relating to the Company or EBAC and their Subsidiaries, as applicable, and as would be required (x) if New Parent were filing a general form for registration of securities under Form 10 following the consummation of the Transactions, (y) for a registration statement on Form F-1 for the resale of the securities issued in the PIPE Investment following the Acquisition Closing), (ii) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations) and (iv) taking, or to causing to be taken, all actions required, necessary or advisable to consummate such financing transactions, including using commercially reasonable efforts to enforce its rights under any Subscription Agreement or Additional Subscription Agreement. All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, EBAC, or their respective auditors.

(b)            From the date of the announcement of this Agreement or the date of the Transactions (pursuant to any applicable public communication made in compliance with Section 12.12), until the Acquisition Closing Date, EBAC and the Company shall use their commercially reasonable efforts to, and shall instruct their respective financial advisors to, keep each other and each other’s financial advisors reasonably informed with respect to the PIPE Investment and the rotation of the EBAC Common Stock during such period, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback from, each other and each other’s financial advisors with respect to such matters.

Section 9.05.      Additional Equity Financing. For the avoidance of doubt, during the Interim Period and subject to Sections 7.01(j) and 8.04(a)(viii), EBAC and the Company and/or New Parent may execute Additional Subscription Agreements with investors with the prior written consent of the other Parties hereto.

Section 9.06.      Section 16 Matters. Prior to the First Merger Effective Time, upon request of EBAC, each of the Company and New Parent shall use commercially reasonable efforts to take all such steps (to the extent permitted under applicable Law) to cause any acquisitions or dispositions of the New Parent Shares or of EBAC Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the Transactions by each individual who is or may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Transactions to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 9.07.      Employee Matters. Prior to the Acquisition Closing and with the prior written consent of EBAC (not to be unreasonably withheld, conditioned or delayed), the Company shall approve and adopt an incentive award plan (the “New Parent Equity Incentive Plan”), which shall provide for an aggregate share reserve thereunder equal to sixteen percent (16%) of the New Parent Shares on a fully diluted basis plus (inclusive of the Converted Options). Within two (2) Business Days following the expiration of the sixty (60) day period following the date New Parent has filed a current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, New Parent shall use its commercially reasonable efforts to file an effective registration statement on Form S-8 (or other applicable form, including Form F-3) with respect to the New Parent Shares issuable under the New Parent Equity Incentive Plan, and New Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the New Parent Equity Incentive Plan remain outstanding.

Section 9.08.      Director and Officer Appointments. Except as otherwise agreed in writing by the Company and EBAC prior to the Acquisition Closing, and conditioned upon the occurrence of the Acquisition Closing, subject to any limitation imposed under applicable Laws and Nasdaq listing requirements, EBAC and the Company shall take all actions necessary or appropriate to cause the individuals set forth on Section 9.08 of the Company Disclosure Letter to be elected as members of the Board of Directors of New Parent (the “New Parent Board of Directors”) and/or officers of New Parent, as indicated thereon, in each case effective as of the Acquisition Closing. Such New Parent Board of Directors will, at the Acquisition Closing, include: (i) two (2) individuals designated as the Sponsor director nominees (individually, the “Sponsor Nominee”) and (ii) up to five (5) individuals designated by the Company, one of whom shall be the chief executive of the Company and at least three of whom, who in each case will be subject to the prior approval of the Sponsor (not to be unreasonably withheld) shall qualify as “independent” under applicable SEC and Nasdaq listing rules. If any of the individuals set forth on Section 9.08 of the Company Disclosure Letter is prohibited by applicable Law from acting as a director or officer of New Parent or does not meet any regulatory fit and proper requirements or the Company (acting reasonably) determines that any such individual is in breach of any applicable Laws (including Anti-Bribery Laws and Sanctions Laws but excluding any other minor offenses that do not have an effect on the reputation or fit and proper status of such individual), a replacement individual shall be selected by the Company, or in the case of the Sponsor Nominee by the Sponsor, to act as a member of the New Parent Board of Directors and/or officer of New Parent, as applicable. On the Acquisition Closing Date, New Parent shall enter into customary indemnification agreements reasonably satisfactory to the Sponsor with the Sponsor Nominees, which indemnification agreements shall continue to be effective following the Acquisition Closing.

Section 9.09.      Tax Matters.

(a)            The Parties intend that the EBAC Mergers, taken together, the Company Share Contribution and the Third Merger, taken together, and the Convertible Loans qualify for the Intended Tax Treatment. This Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to each of the EBAC Mergers, the Company Share Contribution, and the Third Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) and for purposes of Sections 354, 361, and 368 of the Code and the applicable Treasury Regulations. The Parties (i) shall use commercially reasonable efforts to cause the Transactions to qualify for the Intended Tax Treatment, (ii) shall not take any action that could reasonably be expected to prevent, impair, or impede the Intended Tax Treatment, and (iii) shall not take any position for Tax purposes inconsistent with the Intended Tax Treatment unless otherwise required by a “determination” within the meaning of Section 1313 of the Code.

(b)            All Transfer Taxes shall be borne and paid by New Parent. Unless otherwise required by applicable Law, New Parent shall timely file any Tax Return or other document with respect to Transfer Taxes (and the other Parties shall reasonably cooperate with respect thereto as necessary). The Parties shall reasonably cooperate to reduce or eliminate the amount of any Transfer Taxes.

(c)            The Parties shall use commercially reasonable efforts to cooperate fully, as and to the extent reasonably requested by the other Party or its counsel, in connection with filing relevant Tax Returns, conducting and defending relevant Legal Proceedings with respect to Taxes, and documenting and supporting the Intended Tax Treatment, including by providing customary representation letters. Such cooperation shall include the reasonable provision of records and information that are reasonably relevant to any such matters and within such Party’s possession or obtainable by such Party without material cost or expense, and the use of commercially reasonable efforts to make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d)            EBAC shall (i) cause Merger Sub 2 to timely file an initial entity classification election on a valid IRS Form 8832 to be treated for U.S. federal income Tax purposes as an entity disregarded as separate from New Parent, effective as of the date of its formation (and shall not thereafter change such classification), (ii) take no action that would result in New Parent, Merger Sub 1, or Merger Sub 3 being treated as anything other than an association taxable as a corporation for U.S. federal income Tax purposes, and (iii) take no action that would result in Merger Sub 1, Merger Sub 2, or Merger Sub 3 being other than a wholly owned direct Subsidiary of New Parent as of immediately prior to the First Merger Effective Time, the Second Merger Effective Time, and the Third Merger Effective Time, respectively.

(e)            In the event that EBAC is treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code, New Parent shall make available to the pre-closing EBAC shareholders information that is reasonably required to make a timely and valid “Qualifying Electing Fund” election under Section 1295 of the Code and the Treasury Regulations promulgated thereunder with respect to EBAC for the taxable year that includes the Acquisition Closing Date and the immediately preceding taxable year (including through provision of a PFIC Annual Information Statement described in Treasury Regulations Section 1.1295-1(g)), including, at New Parent’s election, by making such information publicly available on New Parent’s website.

(f)             Each of the Parties shall promptly notify the other Parties in writing if, before the Acquisition Closing, it determines that it is not reasonable for the Transactions to qualify for the Intended Tax Treatment. Following such notice, the notifying Party may propose amendments to the terms of this Agreement (including, without limitation, having Merger Sub 3 timely file an entity classification election on a valid IRS Form 8832 to be treated as an entity disregarded as separate from New Parent for U.S. federal income Tax purposes, effective prior to the Acquisition Closing) that such Party reasonably believes could facilitate such qualification without an adverse effect on any other Party. In that case, each other Party shall consider in good faith the proposed amendments and, if it determines in good faith that such amendments would not have an adverse effect on such Party, the Parties shall use commercially reasonable efforts to effect such amendments.

(g)            The Company shall not call, request, receive, or otherwise take possession in cash of any amounts pursuant to the Convertible Loan Agreement. In the event that cash to fund the Convertible Loans is funded by the lender parties thereto prior to the assumption of the Company’s rights and obligations under the Convertible Loan Agreement by New Parent, such cash shall only be funded to the “Escrow Agent” (as defined in the Convertible Loan Agreement), which the Escrow Agent shall hold on behalf of the Lenders that funded such cash, and such Lenders shall be treated as the owners of such cash for U.S. federal income Tax purposes unless and until such cash is distributed to New Parent pursuant to the Convertible Loan Agreement. No person other than the Escrow Agent shall be entitled to receive any cash funded pursuant to the Convertible Loan Agreement until after the Second Merger Effective Time.

(h)            The Company, EBAC, and New Parent will use commercially reasonable efforts to ensure that the intended Tax treatment set forth in clause (iv) of the definition of Intended Tax Treatment is obtained. In furtherance of the foregoing, following the Second Merger Effective Time but prior to the Company Share Contribution, the Company shall agree with New Parent for the assumption by New Parent of all rights and obligations of the Company under the Convertible Loan Agreement pursuant to documentation and/or instruments reasonably satisfactory to New Parent and the Company.

Section 9.10.      Third Merger.

(a)            On the Acquisition Closing Date, and after the Company Share Contribution, the New Parent Board of Directors shall hold a meeting to implement the issuance of the New Parent Squeeze-Out Shares, if any, and take any other actions required in order to effect the Third Merger. The New Parent Board of Directors shall execute the application to the commercial register for an expedited pre-registration procedure (Vorerfassungsverfahren / procédure de pré-enregistrement), and any other actions that may be required in connection with such meeting of the New Parent Board of Directors.

(b)            Immediately after conducting such meeting of the New Parent Board of Directors, but in any event not later than 11:00 a.m. Swiss time on the Acquisition Closing Date, the New Parent Board of Directors shall file the application for registration in the expedited pre-registration procedure (Vorerfassungsverfahren / procédure de pré-enregistrement) of the matters covered in such meeting with the commercial register of the Canton of Zug.

(c)            On or prior to the Acquisition Closing Date, New Parent, the Company, and Merger Sub 3 shall prepare a merger agreement, on mutually agreeable terms, to effect the Third Merger. New Parent, the Company and Merger Sub 3 shall also adopt a merger report in accordance with the Swiss Code of Obligations in connection with the Third Merger.

(d)            No less than three (3) and no more than five (5) Business Days following the Acquisition Closing Date, the Company shall invite all Company Shareholders that did not execute a Company Shareholders Support Agreement and the exchange notice contemplated by Section 2.01 to effect the Company Share Contribution to an Extraordinary Shareholders’ Meeting (“Company EGM”) with the resolutions required for the Third Merger.

(e)            The Company and Merger Sub 3 shall each hold the Company EGM and the Merger Sub 3 extraordinary shareholders’ meeting, respectively, on or about thirty-two (32) calendar days after the Acquisition Closing Date before a Swiss notary public, to approve the Third Merger. The Company shall file the application for registration with the commercial register of the Canton of Vaud. Upon registration of the Third Merger, and with no further action required on the part of any Person, (i) New Parent shall issue to the Company Shareholders that did not execute a Company Shareholders Support Agreement or the exchange notice contemplated by Section 2.01 an amount of New Parent Squeeze-Out Shares, using the applicable ratios set forth in Schedule 2.01 of the Company Disclosure Letter and (ii) following such payment, each interest of Company Share Capital held by such Company Shareholders shall be cancelled and cease to exist.

(f)             The New Parent Board of Directors shall file the transfer of New Parent’s registered seat to Lausanne with the commercial register of the Canton of Vaud on or about forty-five (45) calendar days after the Acquisition Closing Date.

Section 9.11.      Engagement Letters; Subscription Agreements. As of the Acquisition Closing, New Parent will assume all of the obligations of EBAC under the PIPE Placement Agent Engagement Letters and the Subscription Agreements, and of the Company under the Financial Advisor Engagement Letters.

Section 9.12.      Agent Deliverables. EBAC and the Company shall not allow any of the following events to occur without delivering the Agent Deliverables to the Agents, in form agreed to (but unexecuted) by the Agents at least two (2) Business Days prior to the date of the following events, in each case, dated as of the respective dates of the following events: (i) the Registration Statement to be declared effective or (ii) the EBAC Shareholders’ Meeting to take place (with any such failure of delivery, a “Delivery Default”), in each case, unless the Agents, after being notified by EBAC and the Company in writing in reasonable detail of an expected Delivery Default, have had a reasonable period of time but no less than three (3) Business Days (the “Resignation Period”) prior to the occurrence of the relevant event to take any action the Agents deem appropriate, including without limitation, to elect to (A) resign from their respective roles, (B) disclose such resignation publicly, and/or (C) disclose such resignation to the SEC or otherwise (in each case above at their sole and absolute discretion) as is deemed necessary by the Agents. Notwithstanding the foregoing, nothing in this Agreement shall limit the right of any Agent to take any action it deems appropriate, including without limitation, to resign from any or all of its capacities at any time and for any reason, in its sole and absolute discretion.

Article 10
Conditions to Obligations

Section 10.01.  Conditions to Obligations of the Parties. The obligations of the Parties to consummate, or cause to be consummated, the Transactions is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a)            The EBAC Shareholder Approval shall have been obtained;

(b)            The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(c)            There shall not be in force any Governmental Order enjoining or prohibiting the consummation of either or both of the Acquisition Transactions or any Law that makes the consummation of either or both of the Acquisition Transactions illegal or otherwise prohibited; provided that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the Transactions;

(d)            EBAC having net tangible assets of at least $5,000,001;

(e)            The New Parent Shares and New Parent Warrants to be issued in connection with the Acquisition Transactions shall have been approved for listing on the Stock Exchange; and

(f)             (i) The amount of cash or cash equivalents available in the Trust Account following the EBAC Shareholders’ Meeting (after deducting the amount required to satisfy the EBAC Share Redemption Amount and payment of any Company Transaction Expenses or EBAC Transaction Expenses); plus (ii) (A) the cash actually received by New Parent pursuant to the Convertible Loan Agreement from the respective lender parties thereto and (B) the PIPE Investment Amount actually received by New Parent (or other financing in connection with the Acquisition Transactions) prior to or substantially concurrently with the Acquisition Closing is equal to or greater than $100 million.

Section 10.02.  Conditions to Obligations of EBAC, New Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3. The obligations of EBAC, New Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3 to consummate, or cause to be consummated, the Acquisition Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by EBAC:

(a)            (i) The representations and warranties of the Company contained in the first sentence of Section 4.06(a) shall be true and correct in all respects as of the date hereof and as of the Acquisition Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements, (ii) the Company Fundamental Representations (other than the first sentence of Section 4.06(a)) shall be true and correct in all material respects, in each case as of the as of the date hereof and Acquisition Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements, and (iii) each of the representations and warranties of the Company contained in this Agreement other than the Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the date hereof and as of the Acquisition Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that have not had, and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b)            Each of the covenants of the Company set forth in this Agreement to be performed as of or prior to the Acquisition Closing shall have been performed in all material respects; and

(c)            There shall not have occurred a Company Material Adverse Effect after the date of this Agreement.

Section 10.03.  Conditions to the Obligations of the Company. The obligation of the Company to consummate, or cause to be consummated, the Acquisition Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)            (i) the EBAC Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Acquisition Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements, (ii) the representations and warranties set forth in the first sentence of each of the first sentence of each of Section 5.03(a) and Section 6.13(a) shall be true and correct in all respects as of the date hereof and as of the Acquisition Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements and (iii) the representations and warranties of EBAC, New Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3 in  Article 5 and Article 6 (other than the EBAC Fundamental Representations and the representations and warranties set forth in the first sentence of the first sentence of each of Section 5.03(a) and Section 6.13(a)) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct as of the date hereof and as of the Acquisition Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct as of such date, except for, in each case, inaccuracies or omissions that have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of EBAC to consummate the Transactions in accordance with the terms of this Agreement and changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements;

(b)            Each of the covenants of EBAC, New Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3 set forth in this Agreement to be performed as of or prior to the Acquisition Closing shall have been performed in all material respects; and

(c)            There shall not have occurred a material adverse effect of the EBAC after the date of this Agreement.

Article 11
Termination/Effectiveness

Section 11.01.  Termination. This Agreement may be terminated and the Transactions abandoned:

(a)            by mutual written consent of the Company and EBAC;

(b)            by the Company or EBAC if the Acquisition Closing Date has not occurred by March 18, 2023 (the “Agreement End Date”); provided, that if an Extension Proposal shall be approved at an Extension Shareholders’ Meeting, then the Agreement End Date shall be the last day of the extended time period for EBAC to consummate a business combination; provided, further, however, that a party shall not be entitled to terminate this Agreement pursuant to this Section 11.01(b) if such party’s breach of this Agreement has prevented the consummation of the Acquisition Closing Date at or prior to such time;

(c)            by the Company or EBAC if any Governmental Authority, shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of either or both of the Acquisition Transactions illegal or otherwise preventing or prohibiting consummation of either or both of the Acquisition Transactions or if there shall be adopted any Law that permanently makes consummation of either or both of the Acquisition Transactions illegal or otherwise prohibited;

(d)            by the Company if there has been a Modification in Recommendation;

(e)            by the Company or EBAC if the EBAC Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the EBAC Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(f)             by written notice to the Company from EBAC if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 10.02(a) through Section 10.02(d) would not be satisfied at the Acquisition Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company prior to the end of the period ending on the date that is the earlier of (A) forty-five (45) days after receipt by the Company of notice from EBAC of such breach or (B) the Agreement End Date (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period; provided, however, that EBAC is not then in material breach of this Agreement; or

(g)            by written notice to EBAC from the Company if there is any breach of any representation, warranty, covenant or agreement on the part of EBAC set forth in this Agreement, such that the conditions specified in Section 10.03(a) through Section 10.03(c) would not be satisfied at the Acquisition Closing (a “Terminating EBAC Breach”), except that, if any such Terminating EBAC Breach is curable by EBAC prior to the end of the period ending on the date that is the earlier of (A) forty-five (45) days after receipt by EBAC of notice from the Company of such breach or (B) the Agreement End Date (the “EBAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating EBAC Breach is not cured within the EBAC Cure Period provided, however, that the Company is not then in material breach of this Agreement.

Section 11.02.  Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or shareholders, other than liability of the Company or EBAC, as the case may be, for actual fraud or any willful and material breach (meaning an action or omission that at the time taken or made is both deliberate and known to be a material breach) of this Agreement occurring prior to such termination except that the provisions of this Section 11.02 and Article 12 and the Confidentiality Agreement shall survive any termination of this Agreement.

Article 12
Miscellaneous

Section 12.01.  Trust Account Waiver. The Company understands and acknowledges that EBAC is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company further acknowledges that, as described in the final prospectus relating to EBAC’s initial public offering filed with the SEC on March 18, 2021 (File No. 333-23220) (the “Prospectus”), substantially all of EBAC’s assets consist of the cash proceeds of such initial public offering and private placement of securities, and substantially all of those proceeds have been deposited into a trust account (the “Trust Account”) for the benefit of EBAC and EBAC’s public shareholders. As further described in the Prospectus, the funds held from time to time in the Trust Account may only be released upon certain conditions. The Company acknowledges and agrees that, prior to the Acquisition Closing and subject in all respects to the Trust Agreement, it has no right of set-off or any right, title, interest or claim of any kind (“Claim”) to, or to any monies or other assets in, the Trust Account, and hereby irrevocably waives any Claim to, or to any monies or other assets in, the Trust Account that it may have now or in the future prior to Acquisition Closing. In the event the Company has any Claim against EBAC under this Agreement or otherwise, the Company shall pursue such Claim solely against EBAC and EBAC’s assets outside the Trust Account and not against the Trust Account or any monies or other assets in the Trust Account.

Section 12.02.  Waiver. Any Party to this Agreement may, at any time prior to the Acquisition Closing, by action taken by its Board of Directors, Board of Managers, Managing Member or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 12.03.  Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid,(iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a)    If to EBAC prior to the Acquisition Closing, or to Merger Sub 2 after the Second Merger Effective Time, to:

European Biotech Acquisition Corp.
EPFL Innovation Park Building
1015 Lausanne
Switzerland
Attention: Eduardo Bravo
Email: eduardo.bravo@eqtpartners.com

with copies to (which shall not constitute notice):

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017

Attention:	Michael Davis
Derek Dostal
Email:	michael.davis@davispolk.com
derek.dostal@davispolk.com

(b)     If to the Company prior to the Acquisition Closing, or to New Parent after the Acquisition Closing, to:

Oculis SA
EPFL Innovation Park Building D
1015 Lausanne

Switzerland

Attention:	Riad Sherif
Email:	riad.sherif@oculis.com

with copies to (which shall not constitute notice):

Cooley (UK) LLP
22 Bishopsgate
London EC2N 4BQ, UK

Attention:	Michal Berkner
Divakar Gupta
Ryan Sansom
E-mail:	mberkner@cooley.com
dgupta@cooley.com
rsansom@cooley.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 12.04.  Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 12.05.  Rights of Third Parties. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 7.08, the last two sentences of this Section 12.05, Section 12.16 and Section 12.17, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Legal counsel identified in Section 12.18 shall be express third-party beneficiaries of Section 12.18. The PIPE Placement Agents and the Financial Advisor shall be express third-party beneficiaries of the provisos to Section 12.11.

Section 12.06.  Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants. If the Acquisition Closing shall not occur, the Company shall be responsible for the Company Transaction Expenses, and EBAC shall be responsible for the EBAC Transaction Expenses. If the Acquisition Closing shall occur, New Parent shall (x) pay or cause to be paid, the Company Transaction Expenses, and (y) pay or cause to be paid, the EBAC Transaction Expenses. For the avoidance of doubt, any payments to be made (or to cause to be made) by New Parent pursuant to this Section 12.06 shall be paid upon consummation of the Acquisition Transactions and release of proceeds from the Trust Account.

Section 12.07.  Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction (except that Swiss Law shall apply to the New Parent Share Capital Increase).

Section 12.08.  Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to this Agreement may be delivered by email (including by .pdf, .tif, .gif, .jpeg or similar formatted attachment thereto) by any Party and such signature will be deemed binding for all purposes hereof without delivery of an original signature being thereafter required. This Agreement shall become effective when each Party hereto shall have received one or more counterparts hereof signed by each of the other Parties hereto and unless and until such receipt, this Agreement shall have no effect and no Party hereto shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 12.09.  Company and EBAC Disclosure Letters. The Company Disclosure Letter and the EBAC Disclosure Letter (as the EBAC Disclosure Letter may be supplemented from time to time after the date hereof in accordance with Section 2.02(c)(ii)) (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the EBAC Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 12.10.  Entire Agreement. (a) This Agreement (together with the Company Disclosure Letter and the EBAC Disclosure Letter), (b) the Sponsor Support Agreement, (c) the Confidentiality Agreement, dated as of February 22, 2022, by and between EBAC and the Company (the “Confidentiality Agreement”), (d) the Company Shareholders Support Agreement and (e) when entered into at the Acquisition Closing, (i) the Registration Rights Agreement and (ii) the Warrant Assumption Agreement (the foregoing clauses (b) through (e), collectively, the “Ancillary Agreements”) constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 12.11.  Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by the Parties hereto in the same manner as this Agreement and which makes reference to this Agreement, provided that Section 7.09, Section 8.09, Section 9.11, Section 9.12, the last sentence of Section 12.05 and Section 12.11 of this Agreement may not be amended, modified or waived without the prior written consent of the Placement Agents; provided further that Section 7.09, Section 8.09, Section 9.12, the last sentence of Section 12.05 and Section 12.11 of this Agreement may not be amended, modified or waived without the prior written consent of the Financial Advisor.

Section 12.12.  Publicity.

(a)            All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall prior to the Acquisition Closing be subject to the prior mutual approval of EBAC and the Company, which approval shall not be unreasonably withheld by any party; provided that no party shall be required to obtain consent pursuant to this Section 12.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 12.12(a).

(b)            The restriction in Section 12.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval or early termination under any regulatory approvals needed in connection with this Agreement, and to make any relating filing shall be deemed not to violate this Section 12.12.

Section 12.13.  Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 12.14.  Jurisdiction; Waiver of Jury Trial.

(a)            Any proceeding or Action based upon, arising out of or related to this Agreement or the Transactions must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 12.14.

(b)            EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE BASED ON, ARISE UNDER OR RELATE TO THIS AGREEMENT AND THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS.

Section 12.15.  Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent any breach, or threatened breach, of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 12.16.  Non-Recourse. Except in the case of claims against a Person in respect of such Person’s actual fraud:

(a)            Solely with respect to the Company and EBAC, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Company and EBAC as named parties hereto; and

(b)            except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company or EBAC and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or EBAC under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 12.17.  Non-Survival of Representations, Warranties and Covenants. Except (x) as expressly otherwise contemplated by Section 11.02, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Acquisition Closing and shall terminate and expire upon the occurrence of the First Merger Effective Time (and there shall be no liability after the Acquisition Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Acquisition Closing and then only with respect to any breaches occurring after the Acquisition Closing and (b) this Article 12.

Section 12.18.  Conflicts and Privilege.

(a)            Each of the Parties to this Agreement, on its own behalf and on behalf of its successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Acquisition Closing between or among (i) the Sponsor, the shareholders or holders of other equity interests of EBAC, New Parent, Merger Sub 1, Merger Sub 2, Merger Sub 3 or the Sponsor, or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “EBAC Group”), on the one hand, and (ii) the Company or the shareholders or holders of other equity interests of the Company, or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Company Group”), on the other hand, Davis Polk & Wardwell LLP (“Davis Polk”), and Maples Group (collectively, the “Local Counsels”) may represent the Sponsor or any other member of the EBAC Group in such dispute even though the interests of such Persons may be directly adverse to New Parent, Merger Sub 2 or Merger Sub 3, and even though such counsel may have represented EBAC, New Parent, Merger Sub 2 or Merger Sub 3 in a matter substantially related to such dispute, or may be handling ongoing matters for the Company or the Sponsor. The Parties, on behalf of their respective successors and assigns, further agree that, as to all communications prior to the Acquisition Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among EBAC, the Sponsor or any other member of the EBAC Group, on the one hand, and Davis Polk and/or Local Counsels, on the other hand, shall be deemed subject to attorney client privilege (the “Davis Polk Privileged Communications”), and the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the members of the EBAC Group after the Acquisition Closing, and shall not pass to or be claimed or controlled by the Company. Any privileged communications or information shared by the Company prior to the Acquisition Closing with EBAC or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Company. The Parties, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that the EBAC Group may restrict access to the Davis Polk Privileged Communications, whether located in the records or email server of any Party or its respective Subsidiaries, in any Action against or involving any of the Parties after the Acquisition Closing, and the Parties agree not to assert that any privilege has been waived as to the Davis Polk Privileged Communications, by virtue of the Transactions.

(b)            Each of the Parties to this Agreement, on its own behalf and on behalf of its respective directors, managers, members, partners, officers, Affiliates, successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Acquisition Closing between or among (i) the members of the Company Group, on the one hand, and (ii) Company or any member of the EBAC Group, on the other hand, any legal counsel, including Cooley (UK) LLP (“Cooley”) and Vischer AG (“Vischer”) that represented the Company prior to the Acquisition Closing may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to the Company, and even though such counsel may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Company, further agree that, as to all communications prior to the Acquisition Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Company or any member of the Company Group, on the one hand, and Cooley or Vischer, on the other hand, shall be deemed subject to attorney client privilege (the “Cooley Privileged Communications”), and the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the members of the Company Group after the Acquisition Closing, and shall not pass to or be claimed or controlled by New Parent. Any privileged communications or information shared by EBAC or the Sponsor prior to the Acquisition Closing with the Company or Company Group under a common interest agreement shall remain the privileged communications or information of the EBAC Group. The Parties, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that the Company Group may restrict access to the Cooley Privileged Communications, whether located in the records or email server of any Party or its respective Subsidiaries, in any Action against or involving any of the Parties after the Acquisition Closing, and the Parties agree not to assert that any privilege has been waived as to the Cooley Privileged Communications, by virtue of the Transactions.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

OCULIS SA

By:
Name:
Title:

EUROPEAN BIOTECH ACQUISITION CORP.

By:
Name:
Title:

[Signature Page to Business Combination Agreement]

EXHIBIT A

Form of Non-Redemption Agreement

[Attached]

EXHIBIT B

Form of Registration Rights Agreement

[Attached]